SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AV HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AV HOMES, INC.

8601 N. SCOTTSDALE RD., SUITE 225

SCOTTSDALE, ARIZONA 85253

(480) 214-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2017

To the Stockholders of AV Homes, Inc.:

The Annual Meeting of Stockholders of AV Homes, Inc. (“AV Homes” or the “Company”) will be held at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016 on June 1, 2017, at 8:00 a.m. local time, for the following purposes:

1.	To elect as directors the 10 nominees named in the attached proxy statement.

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2017.

3.	To vote on an advisory resolution on the compensation of the named executive officers of the Company (“Say on Pay”).

4.	To cast an advisory vote on the frequency of future Say on Pay votes.

5.	To approve the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated.

6.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 7, 2017 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

Please mark your proxy if you wish to attend the Annual Meeting in order that adequate preparations may be made. A meeting attendance card will be mailed promptly to you to facilitate your attendance.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY ALSO VOTE VIA INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD.

By Order of the Board of Directors,

/s/ S. Gary Shullaw S. Gary Shullaw
Executive Vice President, General Counsel and Secretary

Dated: April 19, 2017

YOU CAN VOTE IN ONE OF FOUR WAYS:

BY INTERNET

•	Go to the website identified on your proxy card or Notice of Internet Availability of Proxy Materials, 24 hours a day, seven days a week by 12:59 a.m. EDT on June 1, 2017.

•	Enter the control number that appears on your proxy card or Notice of Internet Availability of Proxy Materials.

•	Follow the simple instructions.

BY TELEPHONE

•	On a touch-tone telephone, call the toll-free number identified on your proxy card, 24 hours a day, seven days a week by 12:59 a.m. EDT on June 1, 2017. If you received a Notice of Internet Availability of Proxy Materials and would like to vote by telephone, you can request a proxy card by calling the telephone number indicated on the Notice.

•	Enter the control number that appears on your proxy card.

•	Follow the simple recorded instructions.

BY MAIL

•	Mark your selections on the enclosed proxy card. If you received a Notice of Internet Availability of Proxy Materials and would like to vote by mail, you can request a proxy card by calling the telephone number indicated on the Notice.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope provided with your proxy card.

IN PERSON AT THE MEETING

•	Attend the meeting and vote in person by ballot.

Your vote is important. Thank you for voting.

i

ii

AV HOMES, INC.

8601 N. SCOTTSDALE RD., SUITE 225

SCOTTSDALE, ARIZONA 85253

(480) 214-7400

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2017

This Proxy Statement is being made available to the stockholders of AV Homes, Inc., a Delaware corporation (“AV Homes” or the “Company”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of AV Homes for use at the Annual Meeting of Stockholders to be held at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016 on June 1, 2017, at 8:00 a.m. local time (the “Annual Meeting”).

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders of record on the Internet, rather than mailing printed copies, to reduce our printing and mailing costs and conserve resources. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that Notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access the proxy materials, and vote, on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions in the Notice.

The Notice of Internet Availability of Proxy Materials or, in some cases, a full set containing the Proxy Statement and the form of proxy enclosed herewith, and the accompanying Annual Report on Form 10-K of AV Homes for the fiscal year ended December 31, 2016, including financial statements, is first being mailed on or about April 19, 2017, to stockholders of record on the close of business on April 7, 2017.

PURPOSES OF THE MEETING

At the Annual Meeting, stockholders will consider and vote upon the following matters:

1.	To elect as directors the 10 nominees named in this Proxy Statement.

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2017.

3.	To vote on an advisory resolution on the compensation of the named executive officers of the Company (“Say on Pay”).

4.	To cast an advisory vote on the frequency of future Say on Pay votes.

5.	To approve the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated.

6.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

VOTING RIGHTS AND PROXY INFORMATION

Record Date; Voting Rights

Pursuant to the By-Laws of AV Homes, the Board of Directors has fixed the close of business on April 7, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

At the close of business on April 7, 2017, 22,441,989 shares of common stock, $1.00 par value, of AV Homes (“Common Stock”), which constitutes the only class of voting securities of AV Homes, were outstanding and entitled to vote. For each share of Common Stock held of record on the close of business on April 7, 2017, stockholders are entitled to one vote, except in regard to the election of directors, for which there will be cumulative voting as described under the heading “Vote Required-Election of Directors.” In accordance with AV Homes’ By-Laws, the holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Proxies

When a proxy is received, properly executed, in time for the Annual Meeting, the shares represented thereby will be voted at the meeting as directed. Shares represented by valid proxies that do not contain voting instructions will be voted (1) FOR the election as directors of the nominees named herein, (2) FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2017, (3) FOR the advisory Say on Pay resolution, (4) 1 YEAR for the advisory vote on the frequency of future Say on Pay votes, and (5) FOR the approval of the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated. Any stockholder who executes a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of AV Homes. In addition, a stockholder who attends the meeting may vote in person, thereby cancelling any proxy previously given by such stockholder.

Shares Held Through Banks, Brokers or Other Intermediaries

If you are the beneficial owner of shares held for you by a bank, broker or other holder of record and do not return your voting instructions, the broker or other nominee may vote your shares solely with respect to such matters for which the broker or other nominee has discretionary authority. Under applicable rules, brokers have discretionary authority to vote on “routine” matters, which includes the ratification of the appointment of the independent registered public accounting firm. Brokers will not have the discretion to vote on any of the other matters to come before the Annual Meeting.

Vote Required

Election of Directors—Nominees for director will be elected by a plurality of the votes cast (i.e., the highest number of votes cast) at the Annual Meeting by the holders of Common Stock present in person or represented by proxy and entitled to notice of, and to vote at, the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Withheld votes will have no effect on the election of directors. Stockholders have cumulative voting rights with respect to election of directors as described in more detail below under “Election of Directors.”

Ratification of Deloitte & Touche LLP—The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for AV Homes for the year ending December 31, 2017. Abstentions will have the same effect as votes against such proposal because the shares are considered present at the meeting but are not affirmative votes.

Advisory Say on Pay Vote—The resolution approving the Company’s executive compensation is advisory and non-binding. However, we will consider the stockholders to have approved the advisory resolution on executive compensation if the number of shares “FOR” the proposal exceed the number of shares voted “AGAINST” the proposal. Accordingly, abstentions will have no effect on the advisory vote on executive compensation.

Advisory Say on Frequency Vote—The resolution approving the frequency of the Company’s future executive compensation advisory vote is non-binding. However, we will consider the stockholders to have approved the Board’s recommendation of every “1 YEAR” if more stockholders vote for one year than two years or three years. Accordingly, abstentions will have no effect on the advisory vote on the frequency of advisory votes on executive compensation.

Approval of the AV Homes, Inc. 2015 Incentive Compensation Plan, as Amended and Restated—The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting is necessary to approve the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated. Abstentions will have the same effect as votes against such proposal because the shares are considered present at the meeting but are not affirmative votes.

Attendance at the Meeting

If you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. Stockholders who have beneficial ownership of Common Stock that is held by a bank or broker should bring account statements or letters from their banks or brokers indicating that they owned Common Stock on April 7, 2017. Stockholders also may obtain an attendance card by submitting a written request to the Corporate Secretary of AV Homes.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Principal Stockholders

The following table sets forth, as of April 7, 2017 unless noted otherwise, information with respect to each person or entity known by the Board of Directors to be the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, all shares are owned directly and the beneficial owners have sole voting and dispositive power over the shares.

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
TPG Advisors VI, Inc.	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	10,219,033	(1)	43.6%
First Manhattan Co.	399 Park Avenue New York, New York 10022	2,149,231	(2)	9.6%
The Leon Levy Foundation	One Rockefeller Plaza, 20th Floor New York, New York 10020	1,158,664	(3)	5.2%

(1)	Based on information set forth in Amendment No. 2 to Schedule 13D, filed on June 23, 2015, TPG Advisors VI, Inc. (“TPG Advisors”) is deemed to beneficially own 10,219,033 shares of our Common Stock, which includes 1,004,016 shares issuable upon the conversion of the 6.00% Notes (defined below) held by TPG Aviator, L.P. TPG Advisors has shared voting and dispositive power with respect to all such shares.
(2)	Based on information set forth in Amendment No. 9 to Schedule 13G, filed on February 10, 2017, First Manhattan Co. (“FMC”), a registered investment adviser, is deemed to beneficially own 2,149,231 shares. Based on such information, FMC has sole voting and dispositive power with respect to 88,101 shares, shared voting power with respect to 1,926,321 shares, and shared dispositive power with respect to 2,061,130 shares.
(3)	Based on information set forth in Schedule 13G, filed on November 25, 2013, The Leon Levy Foundation (the “Foundation”) is deemed to beneficially own 1,158,664 shares. The Foundation has shared voting and dispositive power with respect to all such shares. Shelby White and Elizabeth Moynihan are both trustees of the Foundation and, accordingly, may be deemed to beneficially own the shares beneficially owned by the Foundation. According to the Schedule 13G, each of Shelby White and Elizabeth Moynihan disclaims beneficial ownership of any and all such securities in excess of her actual pecuniary interest. Shelby White owns 43,782 shares of our Common Stock in her individual capacity.

Security Ownership of Management

The following table sets forth, as of April 7, 2017, information with respect to the outstanding shares of Common Stock owned beneficially by each current director, each of the Named Executive Officers identified herein under the caption “Summary Compensation Table,” and all current directors and executive officers of AV Homes as a group. Except as otherwise indicated, all shares are owned directly, and the beneficial owners have sole voting and dispositive power over the shares.

Name or Group	Shares Owned Directly and Indirectly (1)		Options Exercisable and RSUs and Stock Units Convertible within 60 Days (2)	Total Beneficial Ownership	Percent of Class (3)
Paul D. Barnett	22,284		19,286	41,570	*
Matthew Coleman (4)	0		0	0	*
Roger W. Einiger	28,543		22,762	51,305	*
Paul Hackwell (4)	0		0	0	*
Joshua L. Nash	717,980	(5)	21,582	739,562	3.3%
Jonathan M. Pertchik (4)	5,334		8,844	14,178	*
Michael F. Profenius	5,334		8,888	14,222	*
Aaron D. Ratner (4)	0		0	0	*
Joel M. Simon	15,944		8,654	24,598	*
Roger A. Cregg	305,607		247,527	553,134	2.4%
Michael S. Burnett	47,061		48,750	95,811	*
Joseph Carl Mulac, III	5,000		0	5,000	*
S. Gary Shullaw	26,745		0	26,745	*
All current directors and executive officers as a group (consisting of 12 persons)	1,174,832		386,293	1,561,125	6.8%

*	Represents less than one percent.
(1)	The information as to securities owned by directors and executive officers was furnished to AV Homes by such directors and executive officers. Certain of these shares held by current executive officers remain subject to vesting conditions and may be forfeited in the future if such vesting conditions are not satisfied.
(2)	For certain directors, this amount includes stock units representing deferred directors’ fees, which stock units become issuable as shares of Common Stock at the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director. See “Deferred Compensation Plan.”
(3)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage of shares owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. On April 7, 2017, there were 22,441,989 shares of Common Stock issued and outstanding.
(4)	Messrs. Coleman, Hackwell and Ratner were nominated as directors by TPG (defined below) and are employed by TPG. They each disclaim beneficial ownership of the shares held by TPG and any of its affiliates. Mr. Pertchik was also nominated as a director by TPG; however, he is not directly employed by TPG.
(5)	Includes (i) 173,900 shares held indirectly by Mr. Nash through a trust for the benefit of his mother; (ii) 308,400 shares held by a limited partnership whose managing partner is directly controlled by Mr. Nash; and (iii) 50,199 shares held by an offshore fund whose management company is controlled by Mr. Nash. In the case of the limited partnership and offshore fund, Mr. Nash disclaims beneficial ownership except to the extent of his pecuniary interest in such shares.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors met five times during 2016 and acted once by unanimous written consent. During fiscal 2016, all of the incumbent directors attended 75% or more of the aggregate of their respective Board and committee meetings. The Board encourages each of its members to attend each annual meeting of stockholders, but recognizes that unavoidable circumstances may prevent attendance. All members of the Board who were standing for election or reelection attended the 2016 annual meeting of stockholders.

Certain Committees of the Board

To assist it in carrying out its duties, the Board has established various committees. Current committees and current members thereof are as follows:

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Finance Committee
Joel M. Simon (1)	Paul D. Barnett (1)	Roger W. Einiger (1)	Joshua L. Nash (1)
Jonathan M. Pertchik	Paul Hackwell	Matthew Coleman	Paul D. Barnett
Roger W. Einiger	Michael F. Profenius	Paul Hackwell	Matthew Coleman
		Joshua L. Nash	Michael F. Profenius
		Joel M. Simon	Aaron D. Ratner

(1)	Chairman

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of AV Homes’ financial reporting; (ii) AV Homes’ systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the independent auditors, their conduct of the annual audit and their engagement for any other services; (iv) AV Homes’ legal and regulatory compliance; (v) the application of AV Homes’ related person transaction policy; (vi) codes of business as established by management and the Board; and (vii) the preparation of the Audit Committee Report for inclusion in the annual proxy statement. The Committee may also perform such other tasks as are assigned to it from time to time by the Board. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from AV Homes for, outside counsel, independent auditors or other advisors. The Committee met eight times during the fiscal year ended December 31, 2016. The Committee is governed by a written charter approved by the Board. The charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

All members of the Committee have been determined to be independent (see “Director Independence”). The Board has also determined that all members of the Committee are financially literate under the listing standards of the NASDAQ Stock Market (“NASDAQ”) and Joel M. Simon is the Committee’s “audit committee financial expert,” as defined in the rules of the SEC and for purposes of NASDAQ’s listing standards.

Audit Committee Report

The Audit Committee has reviewed and discussed AV Homes’ audited financial statements for the fiscal year ended December 31, 2016 with management.

The Committee has discussed with Deloitte & Touche LLP, AV Homes’ independent auditors, the matters required to be discussed by applicable Public Company Accounting Oversight Board standards.

The Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to AV Homes’ Board of Directors that its audited financial statements be included in AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joel M. Simon, Chairman

Jonathan M. Pertchik

Roger W. Einiger

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in: (i) identifying, screening and reviewing individuals to serve as directors and recommending candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) overseeing AV Homes’ policies and procedures for receipt of stockholder suggestions regarding composition of the Board and recommendations of candidates for nomination; (iii) overseeing implementation of AV Homes’ Corporate Governance Guidelines and Principles; (iv) coordinating periodic self-assessments for the Board and its committees; and (v) reviewing AV Homes’ overall corporate governance and recommending changes when necessary or desirable. The Committee may also perform such additional tasks as assigned to it by the Board. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from AV Homes for, outside counsel, consultants and other advisors. The Committee met twice during the fiscal year ended December 31, 2016.

All members of the Nominating and Corporate Governance Committee have been determined to be independent (see “Director Independence”). The Committee is governed by a written charter approved by the Board. The charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, evaluates Board membership, and identifies and reviews director nominee candidates. The Committee considers candidates for Board membership received from all sources based upon various criteria, including their business and professional skills and experience, personal integrity and judgment, commitment to representing the long-term interests of stockholders and availability to participate in Board activities. The Committee will consider candidates suggested by its members, other Board members, management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm. In order to be considered, a recommendation from a stockholder must include the stockholder’s name and contact information, the candidate’s name and contact information, a brief description of the candidate’s background and qualifications and a statement by the candidate that he or she is willing and able to serve on the Board. The Committee may also require candidates to provide such other information as it may request.

The Committee reviews periodically and recommends to the Board for approval any changes in the compensation of non-employee directors. Any equity compensation awards for non-employee directors recommended by the Nominating and Corporate Governance Committee are approved by the Compensation Committee under the 2015 Incentive Compensation Plan.

AV Homes’ By-Laws establish advance notice procedures with respect to nominations for election of directors at an annual meeting (see “Stockholders’ Proposals and Nominations of Board Members”).

Compensation Committee

The Compensation Committee assists the Board in overseeing management compensation policies and practices, including (i) determining and approving the compensation of the CEO and the Company’s other executive officers; (ii) reviewing and approving management incentive compensation policies and programs and exercising discretion in the administration of such programs; and (iii) reviewing and approving equity compensation programs for employees and exercising discretion in the administration of such programs. It also reviews and discusses with AV Homes’ management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend such disclosure to the Board for inclusion in AV Homes’ proxy statement and Annual Report on Form 10-K. The recommendation is described in a Compensation Committee Report included in the proxy statement. The Committee may perform such other tasks as assigned to it by the Board. The Committee may delegate any of its responsibilities to a subcommittee comprised solely of one or more of its members so long as such delegation is consistent with law and applicable rules of the SEC and NASDAQ. Pursuant to the Committee’s charter, the Committee has formed a sub-committee consisting solely of the members of the Committee who are not appointed by TPG (as defined below) for the purpose of approving certain compensation intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. The Committee has the authority to obtain advice and assistance from the Committee’s outside counsel, compensation consultants and other advisors with funding from the Company. The Committee met four times and acted by written consent three times during the fiscal year ended December 31, 2016.

As part of the TPG Investment (described and defined under “Certain Relationships and Related Transactions” below), we must constitute our Compensation Committee as a five member committee and (i) for so long as TPG Aviator, L.P. (“TPG”) and its affiliates own at least 15% of our Common Stock, TPG has the right to have two Board members appointed to the Compensation Committee, and (ii) for so long as TPG and its affiliates own at least 5% but less than 15% of our Common Stock, TPG has the right to have one Board member appointed to the Committee. TPG has no such appointment rights if its level of ownership is less than 5% of our Common Stock. Additionally, for so long as TPG is entitled to designate at least one member of the Compensation Committee, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Compensation Committee (which approval, for so long as TPG is entitled to nominate two members of the Compensation Committee, in most cases must include the approval of four out of the five members of the Compensation Committee):

•	any adoption of any new, or expansion of any existing, equity incentive plan relating to a key executive officer; and

•	any changes to, or the adoption of, any compensation arrangements for any members of the Board or members of senior management.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis below. The Compensation Committee is governed by a written charter approved by the Board. The charter sets out in greater detail the specific responsibilities of the Compensation Committee. A current copy of the charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2016 were Messrs. Einiger, Hackwell, Nash, Simon and Kelvin Davis. None of these members of the Compensation Committee has been an executive officer or employee of AV Homes, and none were party to any related person transaction with AV Homes that would require disclosure in this Proxy Statement. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2016.

Finance Committee

The Finance Committee assists the Board in overseeing certain finance, capital expenditure and other matters. The Committee may perform such other tasks as assigned to it by the Board. The Committee may delegate any of its responsibilities to a subcommittee comprised solely of one or more of its members so long as such delegation is consistent with law and applicable rules of the SEC and NASDAQ. The Committee met twice and acted once by written consent during the fiscal year ended December 31, 2016.

As part of the TPG Investment (described and defined under “Certain Relationships and Related Transactions” below), the Company must constitute its Finance Committee as a five member committee and (i) for so long as TPG and its affiliates own at least 15% of our Common Stock, TPG has the right to have two Board members appointed to the Finance Committee, and (ii) for so long as TPG and its affiliates own at least 5% but less than 15% of our Common Stock, TPG has the right to have one Board member appointed to the Finance Committee. TPG has no such appointment rights if its level of ownership is less than 5% of our Common Stock. Additionally, for so long as TPG is entitled to designate at least one member of the Finance Committee, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Finance Committee (which approval, for so long as TPG is entitled to nominate two members of the Finance Committee, in most cases must include the affirmative vote of at least one Committee member nominated by TPG):

•	any sale or issuance of any capital stock or other security of the Company or any subsidiary (including options and convertible or exchangeable instruments), except for certain permitted issuances;

•	any redemption, purchase, repurchase or other acquisition of capital stock of the Company (other than in connection with equity compensation arrangements);

•	any incurrence or assumption of liability for indebtedness other than certain ordinary course borrowings;

•	any hiring or firing of members of senior management;

•	any land or builder acquisitions, any acquisition or dispositions of subsidiaries or any other acquisitions or dispositions that are greater, in each case, than $5 million (including total expected capital requirements associated with the acquisition or disposition of the land, as the case may be, and all land development work required to get the land ready for the construction of homes);

•	any capital expenditures or land commitments over the budget approved by the Board, or otherwise greater than $10 million; and

•	any entry into new markets or lines of business.

The Finance Committee is governed by a written charter approved by the Board. The charter sets out in greater detail the specific responsibilities of the Finance Committee. A current copy of the charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Director Compensation

The Nominating and Corporate Governance Committee reviews director compensation annually. Directors who are our employees or who are employed by TPG are not separately compensated by us for their service on our Board or its committees. For our other directors, we pay an annual cash retainer, payable in quarterly installments. For 2016, the base annual cash retainer for service on the Board was $40,000. Members and the Chairman of the Audit Committee receive additional compensation of $10,000 and $15,000 per annum, respectively. Members and the Chairman of the Nominating and Corporate Governance Committee receive additional compensation of $2,500 and $5,000 per annum, respectively. Members and the Chairman of the Compensation Committee receive additional compensation of $5,000 and $7,500 per annum, respectively. Members and the Chairman of the Finance Committee receive additional compensation of $10,000 and $15,000 per annum, respectively.

We also generally provide each of our non-employee directors who are not employed by TPG with an annual equity award of restricted stock units (“RSUs”) having a value equal to approximately $45,000.

Accordingly, on May 25, 2016, each reelected non-employee director (other than those employed by TPG) were awarded 3,673 RSUs for service on our Board for the term beginning at the 2016 annual meeting of stockholders. The RSUs will vest and be converted into an equivalent number of shares of Common Stock upon the earlier of the first anniversary of the date of the award and the date immediately preceding the date of AV Homes’ 2017 annual meeting of stockholders, provided that the director is a member of the Board of Directors on such vesting date. The RSUs will vest immediately upon the death or disability of the director or upon a change of control of the Company. If the director ceases to be a member of the Board of Directors for any other reason, the RSUs will be forfeited, unless the Board of Directors provides otherwise.

In lieu of director fees (including equity awards) that would otherwise be payable to directors who are employed by TPG, AV Homes pays a quarterly monitoring fee to TPG Management (as defined under “Certain Relationships and Related Transactions”). This monitoring fee is reduced on a dollar for dollar basis by compensation paid to the TPG Nominated Directors who are not employed by TPG.

The following table sets forth the retainer, other cash fees and equity compensation received during the fiscal year ended December 31, 2016, by non-employee directors.

Name	Fees Earned or Paid in Cash ($) (1)	Annual Stock Awards ($) (2)	Total ($)
Paul D. Barnett	55,000	45,030	100,030
Kelvin L. Davis (3)	—	—	—
Roger W. Einiger	57,500	45,030	102,530
Paul Hackwell (3)	—	—	—
Joshua L. Nash	60,000	45,030	105,030
Jonathan M. Pertchik	50,000	45,030	95,030
Michael F. Profenius	52,500	45,030	97,530
Aaron Ratner (3)	—	—	—
Joel M. Simon	60,000	45,030	105,030

(1)	Includes amounts of $27,486, $28,710, $29,966, $24,973 and $26,230 of fees for Messrs. Barnett, Einiger, Nash, Pertchik and Profenius, respectively, which were deferred during 2016 and are represented by stock units under the deferral program described below under the heading “Deferred Compensation Plan.”
(2)	Represents the aggregate grant date fair value of 3,673 RSUs (or $12.26 per share). The grant date fair value is calculated in accordance with ASC 718 by using the closing price of the Common Stock on the award grant date.
(3)	As described above, the TPG Nominated Directors who are employed by TPG do not receive director compensation from the Company. Kelvin L. Davis resigned from the Board of Directors effective January 31, 2017.

In November 2016, the Nominating and Corporate Governance conducted a review of our director compensation compared to market data, with assistance from the Compensation Committee’s recently retained independent consultant, Pearl Meyer & Co. (“Pearl Meyer”), which concluded that our non-employee director compensation, which has remained constant since 2012, was in the bottom quartile of both our peer company and general industry data. Accordingly, and in order to ensure that the Board can continue to attract and retain top talent to fill Board seats, our director compensation program was modified to reflect the following changes, effective January 1, 2017, to bring our director compensation program closer to the median of the market data:

	Fiscal 2016 ($)	Effective January 1, 2017 ($)
Annual Board Compensation:
Cash retainer	40,000	70,000
Value of annual RSU award	45,000	70,000
Total Base Board Compensation	85,000	140,000

Committee Chair Retainers:
Audit/Finance	15,000	20,000
Compensation	7,500	15,000
Nominating and Corporate Governance	5,000	10,000

Committee Member Retainers:
Audit/Finance	10,000	0
Compensation	5,000	0
Nominating and Corporate Governance	2,500	0
Lead director/independent chairman retainer	0	40,000

Deferred Compensation Plan

The Nominating and Corporate Governance Committee adopted a deferral program applicable to non-employee directors in June 2005. Under the deferral program as adopted, non-employee directors may elect to defer up to 50% of annual retainer fees, committee fees and/or chairperson fees, for which the director is credited with a number of stock units based upon the closing price of the Common Stock on the last trading day of each quarter. The stock units become distributable as shares of Common Stock upon the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director. On December 6, 2016, the Board of Directors approved an amendment to the deferral program to permit the deferral of up to 100% of Director fees, which amendment is applicable to deferrals beginning in 2017.

Communication with the Board of Directors

A stockholder who wishes to communicate with the Board, or specific individual directors, may direct written communication addressed to the Board or such director or directors in care of the Corporate Secretary, AV Homes, Inc., 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253. The Corporate Secretary will deliver any communications to our independent Chairman of the Board, other than those that do not relate to any Board matter, which the Corporate Secretary may handle on his or her own.

Corporate Governance Guidelines and Principles

The Board of Directors has adopted Corporate Governance Guidelines and Principles as a component of the flexible governance framework within which the Board, assisted by its committees, directs AV Homes’ affairs. The Corporate Governance Guidelines and Principles, which define the role of the Board of Directors, are available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

In 2015, the Board amended and restated the Corporate Governance Guidelines and Principles to include a stock ownership guideline applicable to all non-employee directors who receive the standard director compensation. The guideline requires such directors to own shares of the Company’s Common Stock having a value equal to three times the director’s annual cash retainer. Directors have three years from the date of election to comply with the stock ownership threshold. All shares the directors beneficially own, and any shares subject to stock units issued by the Company, count toward the stock ownership guideline. Based on the most recent review, all directors who are subject to the stock ownership guidelines are in compliance.

Director Independence

The Board of Directors has determined that all members of the Board of Directors during the year ended December 31, 2016 and all current members of the Board of Directors meet the qualification standards set forth in AV Homes’ Corporate Governance Guidelines and Principles and meet the independence criteria under the rules and regulations of NASDAQ, except for Roger A. Cregg, President and Chief Executive Officer. In making such determination, the Board of Directors considered relevant facts regarding such directors, in particular that each director determined to be independent does not have a material relationship with AV Homes, either directly (other than as a director and/or stockholder) or as a stockholder, director, officer, partner or affiliate of an organization that has a relationship with AV Homes. The Board of Directors has further determined that all current members of the Audit Committee meet the more stringent independence requirements of the SEC and NASDAQ for Audit Committee membership, and all current members of the Compensation Committee meet the more stringent independence requirements of NASDAQ for Compensation Committee membership.

Board Leadership Structure

AV Homes’ Board of Directors determined to separate the positions of Chairman of the Board and Chief Executive Officer because the functions and responsibilities of the positions are different. The Chairman of the Board is a senior principal of a firm that was a long-time stockholder of the Company. He represents the interests of all of the Company’s stockholders from a global strategy perspective. The Chairman of the Board does not oversee the day-to-day business of the Company. Mr. Nash has served as the independent Chairman of the Board since September 2004.

The Chief Executive Officer is primarily responsible for developing AV Homes’ business strategy and is in charge of the Company’s day-to-day operations. With the oversight of the Board and the Board’s committees, the Chief Executive Officer works full time in (i) creating and implementing the Company’s business plan, (ii) directing the Company’s business, and (iii) managing the Company’s real estate and homebuilding activities.

Board’s Role in Risk Oversight

While management is responsible for the day-to-day management of risk, the Board plays an ongoing and active role in the oversight of risk. The Audit Committee carries out its oversight responsibilities by regularly reviewing and discussing with management areas of material risk to the Company, which may include financial risks, legal and regulatory risks, operational risks and strategic risks, along with key risk areas within each of those risk categories. The Audit Committee also reviews with management, as appropriate, mitigation measures being taken to address such risks. The Company has an enterprise risk management program, which is coordinated by the Company’s General Counsel and Chief Executive Officer and overseen by the Audit Committee. As part of the enterprise risk management program, financial, legal, regulatory, reputational, operational and strategic risks are reviewed across the entire Company and reported to the Audit Committee on a quarterly basis.

The Compensation Committee also considers and discusses, at least annually, risks associated with our executive compensation arrangements and has concluded that the risks associated with our compensation practices and policies are not likely to have a material adverse effect on the Company.

The Board as a whole also engages in the oversight of risk in several ways, including through the receipt of periodic reports from the Audit Committee and Compensation Committee on areas of risk reviewed by each committee. The Board also relies on the Finance Committee to review and approve certain financing and other strategic matters as discussed above. Additionally, the Board reviews and approves the Company’s operating plan and budget on an annual basis and reviews risks associated with the execution of that plan.

Code of Business Conduct and Ethics

The Board of Directors, through the Audit Committee, has adopted a Code of Business Conduct applicable to all directors, officers and employees of AV Homes. Its purpose is to promote the commitment of the Board and management to a high standard for ethical business practices. The Code of Business Conduct is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Related Person Transaction Policy

To supplement the broader provisions of AV Homes’ Code of Business Conduct, the Board of Directors has adopted a policy and procedures for review and approval or ratification by the Audit Committee of transactions in which the Company participates and a “related person” has a material direct or indirect interest. Pursuant to this policy, a “related person” means: each director and executive officer of the Company; any director nominee; any greater than five percent stockholder; any immediate family member of any of the foregoing; and any company or another entity that employs or is controlled by any of them, or in which any of them have a material ownership or financial interest.

Generally under the policy, any director, executive officer or nominee who intends to enter into a related person transaction, and any employee of the Company who intends to cause the Company to enter into a related person transaction, is required to disclose all material facts regarding the proposed transaction to the Audit Committee. The transaction will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In connection with approving or ratifying a related person transaction, the Audit Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in the best interests of the Company. Thus, it may consider many factors, such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the related person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arm’s-length basis, and the impact of the transaction on the Company’s business and operations. The related person transaction policy is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Certain Relationships and Related Transactions

TPG Investment—In June 2013, AV Homes issued to TPG 2,557,474 shares of AV Homes’ Common Stock, at a purchase price of $14.65 per share, and 665,754.3 shares of a newly authorized series of AV Homes’ preferred stock, designated as Series A Contingent Convertible Cumulative Redeemable Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”), at a purchase price and liquidation preference of $146.50 per share, for an aggregate investment in AV Homes by TPG of $135 million (the “TPG Investment”). TPG subsequently converted the Series A Preferred Stock into shares of our Common Stock at a conversion ratio equal to ten shares of Common Stock per one share of Series A Preferred Stock.

Pursuant to the terms of a stockholders agreement AV Homes and TPG entered into in connection with the TPG Investment, AV Homes agreed to increase the size of its Board of Directors from six to ten members, and TPG was granted the right to nominate four directors to the Board. The Board of Directors is currently set at ten members, including four directors who were nominated by TPG: Mr. Coleman, the Chief Operating Officer of TPG Real Estate; Mr. Hackwell, a Principal at TPG Capital, LP (“TPG Capital”); Mr. Ratner, a Vice President in TPG Capital’s Real Estate Group; and Mr. Pertchik, the Chief Executive Officer of InTown Suites (collectively, the “TPG Nominated Directors”).

Going forward, TPG will continue to be entitled to nominate to the Board (i) four directors if TPG and its affiliates own at least 30% of our Common Stock, (ii) three directors if TPG and its affiliates own at least 20%, but less than 30% of our Common Stock, (iii) two directors if TPG and its affiliates own at least 15% but less than 20% of our Common Stock, and (iv) one director if TPG and its affiliates own at least 5% but less than 15%

of our Common Stock. TPG has no Board nomination rights if its level of ownership of AV Homes is less than 5%. In addition, in connection with the stockholders agreement AV Homes agreed to constitute each of its Compensation Committee and Finance Committee as five-member committees and (a) for so long as TPG and its affiliates own at least 15% of our Common Stock, TPG has the right to have two Board members appointed to each such committee, and (b) for so long as TPG and its affiliates own at least 5% but less than 15% of our Common Stock, TPG has the right to have one Board member appointed to each such committee. Further, AV Homes agreed that for so long as TPG and its affiliates own at least 5% of our Common Stock, each other committee of the Board will be constituted as three-member committees and TPG has the right to have one Board member appointed to each such committee. TPG has no such committee appointment rights if its level of ownership of AV Homes is less than 5%. Messrs. Coleman and Hackwell currently serve as TPG Nominated Directors on the Compensation Committee, while Messrs. Coleman and Ratner serve as TPG Nominated Directors on the Finance Committee.

Pursuant to the terms of the stockholders agreement, for so long as TPG and its affiliates continue to own at least the greater of (i) 25% of the number of shares owned by them at the closing of the TPG Investment (assuming full conversion of the Series A Preferred Stock) and (ii) 10% of our Common Stock, AV Homes is not permitted to take any of the following actions without the prior written consent of TPG:

•	Any amendment to the governing documents of AV Homes or its subsidiaries adverse to TPG;

•	Any voluntary liquidation, dissolution or winding up of AV Homes;

•	Any voluntary bankruptcy or insolvency action, or any consent to any involuntary bankruptcy or similar proceeding;

•	Any increase or decrease in the size of the Board or any committee;

•	Any change in the rights and responsibilities of either the Finance Committee or the Compensation Committee; and

•	Any issuance of equity securities that is senior to the Common Stock.

In addition, for so long as TPG’s ownership of AV Homes is equal to or greater than 5% of our Common Stock, the Finance Committee of the Board is required to approve (i) any sale, issuance or authorization of new securities by AV Homes or any subsidiary, except for certain permitted issuances, (ii) any redemption, purchase, repurchase or other acquisition of securities by AV Homes or any subsidiary, other than in connection with equity compensation arrangements, (iii) any incurrence of indebtedness or certain debt-like obligations, with limited exceptions, (iv) any hiring or firing of members of senior management, (v) any land or builder acquisitions or dispositions, any acquisitions or dispositions of subsidiaries or any other acquisitions or dispositions, in each case, that are greater than $5 million (including total expected capital requirements), (vi) any capital expenditures or land commitments over the annual budget approved by the Board of Directors, or otherwise greater than $10 million, and (vii) any entry into new markets or lines of business.

Further, as long as TPG’s ownership of AV Homes is equal to or greater than 5% of our Common Stock, the Compensation Committee of the Board is required to approve (i) any adoption of any new, or expansion of any existing, equity incentive plan and (ii) any changes to, or the adoption of, any compensation arrangements for any members of the Board of Directors or members of senior management. During such period, the Board may not approve such matters without the requisite committee approval, which in most cases will require the approval of at least one of the committee members appointed by TPG.

Pursuant to the terms of the stockholders agreement, except in certain cases, TPG has a pre-emptive right to participate in future equity issuances by AV Homes, on a pro-rata basis, for so long as TPG (together with its affiliates) owns at least 10% of our Common Stock. The stockholders agreement also provides for customary registration rights with respect to Common Stock held by TPG, its affiliates and their permitted transferees. Pursuant to such registration rights, TPG has, subject to certain limitations, the right to require AV Homes to register TPG securities on three separate occasions and has piggyback registration rights in connection with offerings by AV Homes or other stockholders.

AV Homes and TPG VI Management, LLC (“TPG Management”), an affiliate of TPG, are parties to a management services agreement that sets forth certain financial advisory services to be provided by, and fees to be paid to, TPG Management in connection with ongoing services to AV Homes. Pursuant to the management services agreement and in exchange for certain ongoing advisory and consulting services, AV Homes agreed to pay to TPG Management a monitoring fee equal to $465,000 per year for so long as TPG and its affiliates own at least 30% of the Common Stock outstanding and also to reimburse expenses incurred by TPG Management and its affiliates to provide services or enforce its rights under the management services agreement, not to exceed $50,000 per year. In each case, the monitoring fee will be reduced proportionately based on TPG’s board representation rights under the stockholders agreement, as described above. The monitoring fee is payable quarterly in advance. The monitoring fee will also be reduced by director fees (including equity awards) payable to the TPG Nominated Directors who are not employed by TPG. For 2016, AV Homes paid TPG Management an annual monitoring fee of $370,002 and $37,461 for reimbursement of expenses under the management services agreement.

TPG Investment in 6.00% Senior Convertible Notes—On June 23, 2015, AV Homes completed a private offering of $80.0 million aggregate principal amount of 6.00% Senior Convertible Notes due 2020 (the “6.00% Notes”). The 6.00% Notes were issued pursuant a series of separate, privately negotiated note purchase agreements entered into on June 17, 2015 by us and certain qualified institutional buyers. TPG purchased $20.0 million aggregate principal amount of 6.00% Notes for $20.0 million in cash, resulting in a fully diluted beneficial ownership of approximately 43.8% of our Common Stock for TPG at the time of the transaction. Pursuant to the terms of the Company’s Related Person Transaction Policy, the Audit Committee of the Company’s Board of Directors reviewed and approved the terms of the 6.00% Notes and TPG’s purchase of 6.00% Notes. In connection with TPG’s investment, TPG waived its rights under the stockholders agreement to purchase additional 6.00% Notes. Additionally, on January 12, 2016, the Audit Committee approved the Company’s reimbursement to TPG for certain out-of-pocket expenses totaling $82,135, incurred by TPG in connection with TPG’s evaluation and review of its participation in the 6.00% Notes offering, including a review of the potential impact of TPG’s participation on the Company’s deferred tax asset.

Mulac Relationships—Dave Mulac is the brother of Joseph Carl Mulac, III, our former Executive Vice President, whose employment was terminated on August 17, 2016. Mr. Dave Mulac was hired by AV Homes on November 11, 2013 as the Vice President of Operations for our Raleigh, North Carolina operations and he currently serves in that role for our Raleigh, North Carolina operations. For 2016, he received total annual compensation, including base salary, bonus and equity compensation, of approximately $190,000. Joseph Carl Mulac, IV, the son of Joseph Carl Mulac, III, also works for the Company as Operations Coordinator and Designated Broker for the Arizona division. Joseph Carl Mulac, IV was hired by the Company on September 9, 2012. For 2016, he received total annual compensation, including base salary, commissions and bonus, of approximately $130,000. The Audit Committee reviewed and ratified the hiring of both Dave Mulac and Joseph Carl Mulac, IV pursuant to the terms of our Related Person Transaction Policy. In approving the transactions, the Audit Committee considered that each of Dave Mulac and Joseph Carl Mulac, IV were selected from among qualified candidate pools and the fact that neither reported to Joseph Carl Mulac, III.

ELECTION OF DIRECTORS

(Item 1)

At the Annual Meeting, the 10 nominees for director named in this Proxy Statement will stand for election for the ensuing year and until their respective successors are duly elected and qualified.

Stockholders have cumulative voting rights with respect to the election of directors. Under cumulative voting, each stockholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, ten votes per share). A stockholder may cast all such votes for a single nominee or distribute them among the nominees, as such stockholder wishes, either by so marking his ballot at the meeting, by specific voting instructions sent to AV Homes with a signed proxy, or via Internet or by telephone in accordance with instructions on the proxy card. In connection with the solicitation of proxies, discretionary authority to cumulate votes is being solicited. Unless authority to vote for the nominees for director is withheld, it is the intention of the persons named in the accompanying proxy to vote the proxies in such manner as will elect as directors the nominees named below.

All of the nominees were last elected at the May 25, 2016 annual meeting of stockholders, except for Mr. Coleman, who was appointed to the Board of Directors effective January 31, 2017. As described herein, Mr. Coleman was designated for appointment by TPG Aviator, and appointed as a TPG Nominated Director.

The Board of Directors does not contemplate that any of the persons named below will be unable, or will decline, to serve. However, if any of such persons is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

The following paragraphs set forth information with respect to each nominee for director, including positions currently held, prior occupation and business experience for more than the past five years. In concluding an individual should be recommended to serve as a director, the Nominating and Corporate Governance Committee considers each person’s business and professional skills and experience, qualifications and attributes, as well as personal integrity and judgment. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee considers, among other attributes, diversity of gender, professional experience and skills of the individuals to be recommended to the Board for nomination for election to the Board. Except as otherwise indicated, the following nominees have not been principally employed by any subsidiary or affiliate of AV Homes. There are no family relationships between any nominee, director or executive officer of AV Homes.

Paul D. Barnett, Director since May 2007

Mr. Barnett, 56, has been Managing Director at Ulysses Management, LLC, a private investment firm, since February 2005. Prior thereto, he was Managing Principal at Odyssey Investment Partners, LLC, a private investment firm, from 1997 to 2004. From 2001 to August 2005, he served as Director and Chairman of the Audit Committee of Dresser, Inc. Mr. Barnett graduated from McGill University with a BA in Economics. He currently serves on the Board of Managers for Ice House America, LLC and Artisanal Brewing Ventures, LLC, private limited liability companies. Mr. Barnett’s experience and expertise in investment management, investment banking and the securities markets are valuable assets for AV Homes when seeking financing or raising capital.

Matthew Coleman, Director since January 2017

Mr. Coleman, 40, is a Partner and the Chief Operating Officer of TPG Real Estate. From 2005 until he joined TPG in 2012, Mr. Coleman was the Chief Operating Officer and General Counsel of the real estate private equity group at D. E. Shaw & Co., L.P., a global investment and technology development firm. From 2000 through 2005, Mr. Coleman was an attorney in the New York City office of Cravath, Swaine & Moore LLP, where he practiced in the areas of mergers and acquisitions, leveraged finance, and securities. Mr. Coleman graduated summa cum laude from Wake Forest University with a B.A. degree in Economics and was elected to Phi Beta Kappa. He earned a J.D. degree from Yale Law School, where he served as an editor of the Yale Law Journal and as the editor-in-chief of the Yale Journal on Regulation. Mr. Coleman currently serves as a director the Boards of Directors of TPG Real Estate Finance Trust and Bluegrass Senior Living. Mr. Coleman is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Coleman’s experience in real estate investment allows him to provide valuable insight to AV Homes and our Board, and his corporate transactional experience provides valuable insight on our acquisition and financing strategies.

Roger A. Cregg, Director since December 2012

Mr. Cregg, 61, has served as our President and Chief Executive Officer, and member of our Board of Directors, since December 2012. Prior to joining AV Homes, he served as Senior Vice President of Finance and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, from August 2011 through November 2012. He served as Executive Vice President of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.), a national homebuilding company, from May 2003 to May 2011 and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2011. He served as Senior Vice President of PulteGroup, Inc. from January 1998 to May 2003. He has served as a director of Comerica Incorporated since 2006. He was a director of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009 and served as Chair from January to December 2006.

Roger W. Einiger, Director since May 2006

Mr. Einiger, 69, has been President of Hardscrabble Advisors, LLC, a private investment firm, since 2001. Previously, he spent three decades at Oppenheimer & Co. and its successor companies, most recently serving as Vice Chairman. Following the sale of Oppenheimer in 1997, he served as Vice Chairman of CIBC Oppenheimer Corp., an investment banking and brokerage company, and as a consultant to Canadian Imperial Bank of Commerce until 2001. Mr. Einiger previously served as a Director of BPW Acquisition Corp. and a Director and member of the Audit Committee of NDS Group plc. He also serves as a director or trustee of several philanthropic and academic organizations. During his tenure with Oppenheimer, Mr. Einiger was responsible for finance, operations, technology, and human resources departments. His diverse background lends valuable insight to AV Homes’ Board of Directors and the Audit and Compensation Committees on which he serves.

Paul Hackwell, Director since September 2013

Mr. Hackwell, 37, is a Principal at TPG where he leads the Travel & Leisure group and helps lead TPG’s investment activities in the Retail group. Mr. Hackwell joined TPG in 2006 and is a director of Arden Group, Life Time Fitness and Viking Cruises. Previously, Mr. Hackwell was a director at Aptalis Pharma. Mr. Hackwell holds an A.B. summa cum laude from Princeton University, an M.Phil. from the University of Oxford, where he was a Keasbey Scholar, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hackwell is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Hackwell’s extensive experience in real estate investment and other areas allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s investing activities.

Joshua L. Nash, Director since September 2004

Mr. Nash, 55, has been our Chairman of the Board of Directors since September 2004. He is the President of Ulysses Management LLC (“UM”) and Ulysses Management Offshore LLC (“UMO”), both investment advisers registered with the SEC. Since their inception in 1997, UM has served as the investment manager to Ulysses Partners, L.P., and UMO as the investment manager to Ulysses Offshore Fund, Ltd. Mr. Nash is the sole member of Joshua Nash LLC, a General Partner of Ulysses Partners, L.P. He was a General Partner of Odyssey Partners, L.P., a private investment firm, from 1989 until its liquidation in December 2007. For more than ten years,

Mr. Nash has managed investments, including real estate, in excess of $1 billion. His more than 20 years of experience in investment management and his long-term financial interest in AV Homes make him uniquely qualified to serve as AV Homes’ Chairman.

Jonathan M. Pertchik, Director since July 2014

Mr. Pertchik, 50, is the Chief Executive Officer of InTown Suites, a leading provider of economy, extended stay living, a position he has held since July 2014. From February 2013 through June 2014, Mr. Pertchik served as the Chief Executive Officer of ST Residential, LLC, an owner and manager of luxury condominiums, apartment projects, hotels, and office and retail spaces. He previously served as Chief Operating Officer of ST Residential from March 2010 to February 2013. Prior to joining ST Residential, Mr. Pertchik held various executive management positions at WCI Communities, a luxury homebuilder and developer, first as Division President from 2007 to 2008 and then as Chief Restructuring Officer from August 2008 to January 2010. He began his career at The Staubach Company, a commercial real estate brokerage and consulting company. Mr. Pertchik is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Pertchik’s extensive experience in the real estate industry allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s strategic activities.

Michael F. Profenius, Director since July 2014

Mr. Profenius, 58, has been a Senior Partner of Grove International Partners, a global private equity firm specializing in real estate investment, since April 2012. Prior to joining Grove, Mr. Profenius served as a Managing Director of Warburg Pincus LLC, a global private equity firm, where he focused on real estate investments, from April 2004 to September 2011. Prior to joining Warburg Pincus, Mr. Profenius spent 18 years at Merrill Lynch & Co, most recently as Co-Head and Management Director of the Global Real Estate Investment Banking and Hospitality Group. He began his career at Dean Witter Realty in 1982. Mr. Profenius’s experience in real estate investment allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s investing activities.

Aaron D. Ratner, Director since February 2015

Mr. Ratner, 29, is a Vice President at TPG in the Real Estate Group. Since joining TPG in June 2011, Mr. Ratner has been involved with the firm’s investments in AV Homes, Inc., PointPark Properties Limited, The Sea Summit at Marblehead, The Woolgate Exchange, and the acquisition of a $2.5 billion loan portfolio from Deutsche Bank AG’s special situations group. Prior to joining TPG, Mr. Ratner worked at Eastdil Secured, a real estate investment bank and wholly owned subsidiary of Wells Fargo & Company, from June 2009 to May 2011. Mr. Ratner holds a B.B.A with distinction from Emory University. Mr. Ratner is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Ratner’s experience in real estate investment allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s land acquisition and real estate development activities.

Joel M. Simon, Director since May 2004

Mr. Simon, 71, was Partner and Principal in XRoads Solutions Group, LLC, a national financial advisory and consulting firm, from June 2000 until his retirement in April 2013. He was formerly Chief Executive Officer and President of Starrett Corporation from March 1998 to December 1998; Executive Vice President, Chief Operating Officer and Director of Olympia & York Companies (U.S.A.) from 1985 to 1996; and Senior Partner with Margolin, Winer & Evens, LLP, a regional accounting firm, from 1976 to 1984. Mr. Simon also served as a Director, Chairman of the Audit Committee and member of the Compensation Committee of Frederick’s of Hollywood Group, Inc. Mr. Simon’s extensive financial and operational expertise in many industries, including real estate, make him not only a well-qualified member of AV Homes’ Board but also Chairman of, and financial expert for, its Audit Committee.

Vote Required

Nominees for director will be elected by a plurality of the votes cast (i.e., the highest number of votes cast) at the Annual Meeting by the holders of Common Stock in person or by proxy and entitled to vote at the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality.

Board Recommendation

The Board of Directors believes that it is in the best interests of AV Homes and its stockholders to elect the 10 individuals named above to the Board of Directors of the Company and recommends a vote FOR the election of each such individual.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Following this Compensation Discussion and Analysis we present detailed tabular and narrative information concerning the compensation of each of the Named Executive Officers and their employment and other agreements. This detailed information should be read in conjunction with the Compensation Discussion and Analysis.

Overview

In this section of the Proxy Statement, we discuss, among other things, the overall objectives of our executive compensation programs and the material elements of compensation awarded to, earned by, or paid to our “Named Executive Officers” (or “NEOs”). We identify the Named Executive Officers in accordance with SEC rules and include each person who in fiscal 2016 served as our principal executive officer and our principal financial officer, as well as our other executive officers serving at December 31, 2016. For fiscal 2016 our Named Executive Officers also include one former executive officer. Our Named Executive Officers are:

Name	Current Positions	Periods of Service
Current Executive Officers:
Roger A. Cregg	President and Chief Executive Officer	December 2012—present
Michael S. Burnett	Executive Vice President and Chief Financial Officer	October 2013—present
S. Gary Shullaw	Executive Vice President, General Counsel and Corporate Secretary	November 2014—present
Former Executive Officers
Joseph Carl Mulac, III	Executive Vice President	October 2010—August 2016

The compensation of our Named Executive Officers should be understood within the context of our business. We are engaged in the business of homebuilding and community development in Florida, the Carolinas and Arizona. Our business focuses on the development and construction of (i) primary residential communities serving first-time and move-up buyers, including under our local Bonterra Builders, Royal Oak Homes, and Savvy Homes brands, and (ii) active adult communities, which are age-restricted to the age 55 and over active adult demographic. We also engage, on a limited basis, in other real estate related activities, such as the operation of amenities and the sale for third-party development of commercial and industrial land. Many of our development projects take many years to conceive, permit, develop and sell. Thus, it may take an extended period of time before a project can be viewed as successful or not.

Our performance in our core segments of Florida, the Carolinas and Arizona improved for the year ended December 31, 2016 as compared to prior years. We continued to expand our presence in our core markets and further increased the number of home sales we closed on a year over year basis. During the year ended December 31, 2016, we closed 2,465 homes at an average sales price of approximately $310,000 per closed home, generating approximately $764 million of homebuilding revenue, as compared to the year ended December 31, 2015, in which we closed 1,750 homes at an average sales price of approximately $285,000 per closed home, generating approximately $499 million of homebuilding revenue. The number of housing contracts (net of cancellations) signed in 2016 increased 16.4% compared to 2015 to 2,369, and as of December 31, 2016, we had 703 homes in backlog with a sales value of approximately $236 million compared to 799 homes in backlog with a sales value of approximately $244 million as of December 31, 2015.

Say on Pay Advisory Vote

At our 2014 annual meeting of stockholders approximately 97% of the shares voted were cast in favor of our executive compensation program. While we have not made any significant changes in response to prior period votes, our Compensation Committee separately determined to retain a compensation consultant to advise the Compensation Committee in structuring executive compensation for our executive officers commencing in 2017, and we believe that certain of those structural changes respond to prevalent stockholder preferences for executive compensation design. Our Compensation Committee will consider the results from this year’s and future advisory stockholder votes regarding our executive compensation programs. See “Item 3: “Advisory Resolution on Executive Compensation (Say on Pay)” for additional information on this year’s vote.

Objectives of Our Compensation Programs and What They Are Designed to Reward

Our compensation programs are intended to attract and retain executives, to motivate and reward them for achieving the Company’s long-term goals, and to align their interests with those of our stockholders.

•	In order to retain the services of our executives, our compensation practices should be competitive with those of other employers with whom we compete for talent.

•	We pay for performance. This means that our compensation program is designed to recognize an executive’s contribution that has led to the attainment of corporate goals.

•	Our compensation program is designed to motivate executives to achieve results in a manner that builds long-term stockholder value. An equity component of total compensation is included to align the interests of the executives with the interests of our stockholders.

Compensation Process

The compensation of our NEOs is overseen and determined by the Compensation Committee of our Board of Directors. Each member of the Compensation Committee is independent in accordance with applicable rules of NASDAQ, as determined by the Board. In 2016 and in prior years, the Compensation Committee worked with the CEO to establish the Company’s executive compensation philosophy, policies and programs. The Compensation Committee meets with the CEO annually to discuss his performance, but, ultimately, decisions regarding his compensation are made solely by the Compensation Committee based on its deliberations.

The CEO has generally been involved in negotiating and recommending compensation for the executive officers other than himself; however, the actual compensation agreements and arrangements are ultimately subject to approval by the Compensation Committee. The CEO also makes recommendations to the Compensation Committee regarding the level of achievement attained under the performance-based awards for all NEOs, other than himself.

During 2012, the Compensation Committee retained James Reda of Gallagher & Associates to provide guidance on executive compensation practices, policies and benchmarking of peers to inform the Compensation Committee’s decisions related to 2013 executive compensation. The Compensation Committee assessed the independence of Mr. Reda and the Gallagher firm and concluded that no conflict of interest existed that would have prevented them from independently representing the Compensation Committee. In 2016, the Compensation Committee retained Pearl Meyer to help update the Company’s executive compensation practices beginning in 2017. The Compensation Committee concluded that no conflict of interest existed that would prevent Pearl Meyer from independently representing the Compensation Committee. Additional information about Pearl Meyer’s engagement is discussed below under “2017 Compensation Design Changes.”

How the Various Kinds of Compensation Are Determined and Allocated to Form a Complete Package

The objectives described above are supported by the four primary elements of our compensation program for NEOs: base salaries, annual performance-based cash bonuses, equity awards and employment agreements.

While there are several elements to the Company’s management compensation program, they are evaluated as a whole by our Compensation Committee in making its compensation determinations. We do not have any specific policies or parameters for allocating between cash and non-cash compensation or with respect to the duration of compensation arrangements other than as set forth in our existing employment agreements described in further detail below. In general, the Compensation Committee has a balanced approach regarding the allocation between cash and non-cash compensation, taking into account our business plan and the responsibilities and seniority of the particular executive. The charts below depict the 2016 percentage of compensation for our CEO and other NEOs that is fixed versus performance based (from the summary compensation table):

*	Includes performance based restricted stock awards and annual cash incentive compensation.
**	Represents average for NEOs other than the CEO and Joseph Carl Mulac, III, whose employment was terminated effective August 17, 2016.

Salaries

Salaries are a necessary part of any compensation program and paying reasonable salaries is an important aspect of attracting and retaining qualified executives. In setting salaries for 2016 and prior years, we have not established any specific target levels based on peer group analyses or benchmarking studies. However, we believe that our market for executive talent is competitive, and we take this into account in the establishment of a total compensation package.

The Compensation Committee, in conjunction with the CEO (except with respect to his own base salary), determined that, as a result of the Company’s continued growth and in order to remain competitive with similarly situated peers, it was appropriate to increase certain NEO salaries effective February 1, 2016 as follows:

Name	2015 Annual Base Salary	2016 Annual Base Salary
Roger A. Cregg	$475,000	$500,000
Michael S. Burnett	$300,000	$300,000
Joseph Carl Mulac, III	$375,000	$375,000
S. Gary Shullaw	$240,000	$260,000

Performance-Based Cash and Equity Awards

A significant component of our compensation program for our NEOs is their opportunity to receive performance-based cash and equity awards. We use these awards to motivate executives toward achieving long-term corporate goals that are consistent with our business plans. We also use them both to align the executives’ interests to those of our stockholders and to retain our executives. As with salaries, we have not established any specific target levels for incentive compensation based on peer group analyses or benchmarking studies. However, we establish reasonable awards within the framework of a total compensation package. The specific types of awards (for example, cash or equity) and performance objectives (for example, total shareholder return, revenue or net income) and periods (for example, annual or multi-year) are tailored for the recipient based on Company and individual performance objectives. In determining amounts of the awards, consideration may be given to numerous factors, including anticipated future results of operations and the executive’s anticipated contributions toward achieving such results. Amounts may also be based upon the achievement of specified stock prices and the executive’s continued employment through the vesting period. The Compensation Committee has not established a formal policy as to when grants are made. Awards are usually granted, however, at a meeting of the Compensation Committee held in the first quarter of each year.

2016 Performance-Based Cash Awards

Pursuant to the 2016 management incentive award program approved by the Compensation Committee (“2016 MIP”) for Messrs. Cregg, Burnett, Mulac and Shullaw, and consistent with each of their employment agreements, each of them was eligible to receive a performance-based cash award targeted at a percentage of his then-current annual base salary (the “Target Bonus”). Under the 2016 MIP, the Target Bonus percentage for each was as follows: Mr. Cregg—125%; Mr. Burnett—80%; Mr. Mulac—100%; and Mr. Shullaw—50%.

Under the 2016 MIP, the Compensation Committee also approved an escalator for Messrs. Cregg, Burnett, Mulac and Shullaw tied to the corporate pre-tax income target described below, providing an opportunity for each Named Executive Officer to earn an additional bonus amount equal to 5% of such Named Executive Officer’s then-current base salary for every $1,250,000 in excess of the pre-tax income target, applied on a straight line basis and capped at 40%, with no bonus paid for the pre-tax income metric if actual pre-tax income falls below 90% of the target (the “Escalator Bonus”).

The performance objectives and achievement levels for the 2016 MIP for Messrs. Cregg, Burnett and Shullaw are described below and consist of a combination of individual and corporate performance goals. Mr. Mulac’s employment was terminated effective August 17, 2016, prior to year-end and therefore he was not eligible for a payout. Rather, he was entitled to severance in accordance with the terms of his Employment Agreement.

Roger A. Cregg—Below are the objectives associated with Mr. Cregg’s annual cash incentive award for 2016 and the level of achievement of those objectives:

Performance Goals	Achievement	% of Target Bonus	% Achieved
Individual (50% of Target Bonus)
Acquire additional growth capital.	This objective was achieved with the extension and expansion of the Company’s revolving senior credit facility.	20%	20%
Continue investor outreach program to expand shareholder base.	This objective was fully achieved with enhanced investor outreach activities.	20%	20%
Expand business through new land acquisitions and/or strategic transactions.	This objective was achieved through the acquisition of multiple new land positions during the course of 2016.	10%	10%
Corporate (50% of Target Bonus)
Achieve or exceed annual homebuilding revenue of $750 million in 2016.	This objective was achieved as the Company generated approximately $764 million in homebuilding revenue in 2016.	10%	10%
Achieve or exceed $30.2 million in pre-tax income.	This objective was achieved as the Company generated approximately $37.6 million in pre-tax net income in 2016.	40%	40%

Total (Before Escalator Bonus)		100%	100%

Additionally, Mr. Cregg received an Escalator Bonus equal to 30% of his base salary as a result of the Company’s achievement of approximately $37.6 million in pre-tax income.

Michael S. Burnett—Below are the objectives associated with Mr. Burnett’s annual cash incentive award for 2016 and the level of achievement for those objectives:

Performance Goals	Achievement	% of Target Bonus	% Achieved
Individual (40% of Target Bonus)
Acquire additional growth capital.	This objective was achieved with the extension and expansion of the Company’s revolving senior credit facility.	20%	20%
Continue investor outreach program to expand shareholder base.	This objective was fully achieved with enhanced investor outreach activities.	10%	10%
Lead process for successful supportable reversal of valuation allowance.	This objective was achieved.	10%	10%
Corporate (50% of Target Bonus)
Achieve or exceed annual homebuilding revenue of $750 million in 2016.	This objective was achieved as the Company generated approximately $764 million in homebuilding revenue in 2016.	10%	10%
Achieve or exceed $30.2 million in pre-tax income.	This objective was achieved as the Company generated approximately $37.6 million in pre-tax net income in 2016.	40%	40%
Discretionary (10% of Target Bonus)	The Compensation Committee determined that Mr. Burnett’s involvement in the Company’s operational performance, including (i) his involvement with the Company’s extension and expansion of its revolving credit facility during the year, and (ii) continued process improvements throughout the finance organization was sufficient for him to earn the entire discretionary component of his bonus.	10%	10%

Total (Before Escalator Bonus)		100%	100%

Additionally, Mr. Burnett received an Escalator Bonus equal to 30% of his base salary as a result of the Company’s achievement of approximately $37.6 million in pre-tax income.

S. Gary Shullaw—Below are the objectives associated with Mr. Shullaw’s annual cash incentive award for 2016 and the level of achievement for those objectives:

Performance Goals	Achievement	% of Target Bonus	% Achieved
Individual (40% of Target Bonus)
Support capital market activities including extension and expansion of revolving senior credit facility.	This objective was fully achieved.	20%	20%
Coordinate and support efforts in connection with strategic asset sales.	This objective was achieved based on progress in 2016.	10%	10%
Oversee process improvement and management of disputes/litigation and insurance carrier reporting.	This objective was achieved.	5%	5%
Support enhancement and implementation of policy and governance updates.	This objective was achieved with various policy and procedure updates.	5%	5%
Corporate (50% of Target Bonus)
Achieve or exceed annual homebuilding revenue of $750 million in 2016.	This objective was achieved as the Company generated approximately $764 million in homebuilding revenue in 2016.	10%	10%
Achieve or exceed $30.2 million in pre-tax income.	This objective was achieved as the Company generated approximately $37.6 million in pre-tax net income in 2016.	40%	40%
Discretionary (10% of Target Bonus)	The Compensation Committee determined that Mr. Shullaw’s involvement in the Company’s operational performance, including (i) his involvement with the Company’s financing transactions during the year, and (ii) continued process improvements on legal and governance matters was sufficient for him to earn the entire discretionary component of his bonus.	10%	10%

Total (Before Escalator Bonus)		100%	100%

Additionally, Mr. Shullaw received an Escalator Bonus equal to 30% of his base salary as a result of the Company’s achievement of approximately $37.6 million in pre-tax income.

Equity Awards

We grant equity awards from time to time, primarily to serve as compensation for performance and as an incentive for continued employment and future performance. We primarily grant equity in the form of restricted stock, some of which has had time-based vesting conditions and some of which has had performance-based vesting conditions. We have historically granted equity in the form of restricted stock based on the belief that it most closely aligns the interests of our executives with those of our stockholders.

2016 Equity Awards

The terms of the equity awards granted during 2016 are described below and remained substantially consistent with the 2015 and 2014 awards:

•	Performance-based restricted stock was granted to Messrs. Cregg, Burnett, Mulac and Shullaw on February 3, 2016, reflecting 60% of the total equity award granted to each individual during 2016. These grants were intended to incentivize performance consistent with our current strategy. The performance-based restricted stock (“Performance Shares”) vests, if at all, (and the restrictions on such shares will lapse) on December 31, 2019 provided that the relevant Named Executive Officer remains continuously employed by the Company through the vesting date, and based on achievement of the following performance goals:

•	50% of the Performance Shares will be eligible to vest if the Company achieves an annual total return to stockholders (“ATRS”) of 8% or more per annum over the three calendar year period, on a cumulative basis, beginning on January 1, 2016 and ending on December 31, 2018 (the “Measurement Period”), and

•	the remaining 50% of the Performance Shares will be eligible to vest if the Company achieves a ATRS of 15% or more per annum, on a cumulative basis over the Measurement Period. If the ATRS is greater than 11% but less than 15% over the Measurement Period, the second tranche of Performance Shares will vest on a pro rata basis by applying straight line interpolation.

ATRS is defined by reference to the change in our stock price over the Measurement Period and any dividends paid on our Common Stock during the Measurement Period.

•	Time-based restricted stock was granted to Messrs. Cregg, Burnett, Mulac and Shullaw on February 3, 2016, reflecting 40% of the total equity award granted to each individual during 2016. The time-based awards vest in four equal tranches with 25% vesting on December 31 of each of 2016, 2017, 2018 and 2019, subject to the recipients’ continued employment through the relevant vesting dates.

The amount of the equity awards granted in 2016 was determined by the value of long-term incentives contemplated by each executive officer’s then current employment agreement, as adjusted by the Compensation Committee from time to time, except that Messrs. Burnett, Mulac and Shullaw received an additional grant of 7,500, 10,000 and 7,500 shares of restricted stock, respectively, beyond what was provided for in their respective employment agreements. These increased equity awards were intended to reward prior efforts in connection with recent M&A activity and also incentivize future performance associated with the Company’s overall growth strategy.

2014 Performance Based Restricted Stock Awards

Performance-based restricted stock awards were granted to Messrs. Cregg, Burnett and Mulac in February 2014 and were scheduled to vest on December 31, 2017, if at all, upon the achievement of a total shareholder return performance metric over a three year measurement period beginning on January 1, 2014 and ending on December 31, 2016. As of December 31, 2016, the Company failed to satisfy the threshold level of the total shareholder return performance metric and therefore the awards for Messrs. Cregg and Burnett were forfeited in their entirety. Shares associated with Mr. Mulac’s award were forfeited separately in connection with his termination.

2013 Performance-Based Restricted Stock Awards Covering 2016 Performance Period

Performance-based restricted stock awards were granted to Mr. Cregg in December 2012 and to Mr. Mulac in March 2013 and were scheduled to vest in four tranches, based each individual’s achievement of performance targets set under the annual management cash incentive plan in each of 2013, 2014, 2015 and 2016. In 2016, Mr. Cregg achieved 100% of his Target Bonus under the 2016 MIP and therefore earned 100% of the 2016 tranche of the 2013 performance-based restricted stock award. See the performance conditions under the 2016

MIP described above under “2016 Performance-Based Cash Awards” for further information. Because Mr. Mulac was not employed by the Company at the end of the 2016 performance period, Mr. Mulac’s shares associated with the 2016 tranche of the 2013 performance-based restricted stock award were forfeited.

Changes in 2017

In 2016, the Compensation Committee completed a process to select an independent compensation consultant to advise the Compensation Committee (and, in the case of director compensation, also the Nominating and Corporate Governance Committee). As discussed above, the Committee retained Pearl Meyer as its independent compensation consultant.

The Compensation Committee, working with Pearl Meyer, has conducted a thorough review of the Company’s executive compensation programs. Pearl Meyer was specifically directed to review the design of the Company’s annual incentive and equity award programs, as well as the levels of compensation for the executive officers.

As a result of this review, the Compensation Committee approved certain changes in the design of the Company’s incentive programs effective for fiscal 2017. The primary changes to the annual incentive program include increasing the weighting of corporate financial objectives, which remain focused on pre-tax income and homebuilding revenue, retaining individual performance factors, and eliminating the subjective factor. The primary changes to the equity award program include shifting from 60% performance shares and 40% restricted stock to 50% performance shares and 25% of each of restricted stock units and stock options. In addition, the performance goals for the performance shares include multiple metrics, including pre-tax income, revenue and relative total shareholder return. The Compensation Committee believes these design changes are more appropriate to incentivize and reward the executive officers based on the Company’s current state of development and growth strategy. The changes will be discussed in more detail in the proxy statement for the 2018 annual meeting of stockholders.

Employment Agreements

We have entered into employment agreements with our executive officers to set forth certain compensatory and other terms in order to retain and attract executives to join our Company. The terms of the employment agreements with our executive officers are described below under “Employment Agreements.”

Executive Compensation Governance Practices

•	Stock Ownership Guidelines—Our Named Executive Officers are required to hold all shares of AV Homes stock they receive as part of our equity incentive programs, net of shares used to satisfy required tax withholdings, until they have achieved a required level of stock ownership as set forth in their employment agreements.

•	Prohibition on Hedging Transactions—Our directors, executive officers and certain other employees are prohibited from engaging in transactions that hedge their exposure from decreases in our stock price. Prohibited transactions include prepaid variable forwards, equity swaps, collars and exchange funds.

•	Prohibition on Pledging Company Stock—Our directors, executive officers and employees are prohibited from holding our stock in a margin account or otherwise pledging our stock as collateral for a loan.

Tax and Accounting Considerations

The Company considers the tax consequences of all elements of its compensation program on both the executives and the Company. In particular, we consider the effects of Section 162(m) as well as Sections 280G and 4999 of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code could potentially limit the federal income tax deductions to be taken by the Company for compensation paid to the CEO and to each of the other three most highly compensated NEOs (other than the CFO). The general rule is that annual compensation paid to any of these executives will be deductible by AV Homes only to the extent that it does not exceed $1,000,000 (per person) or qualifies as “performance-based” compensation. The Compensation Committees considers the tax deductibility of the compensation paid to our executive officers; however, the Committee’s primary objective has historically been to maximize its flexibility in the design and operation of our compensation programs to incentivize and retain our NEOs. Accordingly, the Company makes payments or awards that may not be deductible as circumstances warrant, consistent with our compensation philosophy and objectives.

In the event of a change of control of the Company, Section 280G could potentially limit the federal tax deductions to be taken for certain compensation payments to an executive who could be subject to additional taxes (Section 4999). These provisions of the tax code are sometimes referred to as the “golden parachute” provisions. In general, if the total amount of payments to an individual that are contingent upon a change of control of AV Homes (within the meaning of Section 280G), including payments under our incentive plans that vest upon a change of control, equals or exceeds three times the executive’s “base amount” (generally, the individual’s average annual compensation for the five calendar years preceding the change of control), then, subject to certain exceptions, the portion of such payments in excess of the base amount may be treated as “parachute payments” under Section 280G. A portion of such payments would not be deductible by AV Homes, and the executive would be subject to a 20% excise tax on such portion of the payments. The employment agreements for our Named Executive Officers contain a so-called “better of” provision, meaning that if any of the payments or benefits provided to the Named Executive Officer would not be deductible to the Company pursuant to Section 280G, then the payments will be reduced by the amount required to avoid the excise tax imposed under Section 4999, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

The Company accounts for stock-based compensation in accordance with the requirements of ASC Topic 718 (“ASC 718”), which, for example, requires all stock-based awards to be expensed. The adoption of ASC 718 has not affected our compensation program for NEOs.

Compensation Committee Report

The Compensation Committee of the Board of Directors of AV Homes has reviewed and discussed the foregoing Compensation Discussion and Analysis with AV Homes’ management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this Proxy Statement.

Compensation Committee

Roger W. Einiger, Chairman

Matthew Coleman

Paul Hackwell

Joshua L. Nash

Joel M. Simon

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roger A. Cregg	2016	496,917	—	560,112	—	773,440	—	—	1,830,469
President and Chief	2015	475,000	59,375	832,139	—	694,688	—	—	2,061,202
Executive Officer	2014	400,000	50,000	561,246	—	425,000	—	—	1,436,246
Michael S. Burnett	2016	300,000	24,000	179,708	—	305,064	—	—	808,772
Executive Vice President and	2015	300,000	24,000	148,529	—	336,000	—	—	808,529
Chief Financial Officer	2014	275,000	24,750	115,753	—	140,250	—	—	555,753
S. Gary Shullaw	2016	258,333	13,000	118,100	—	194,189	—	—	583,622
Executive Vice President,	2015	240,000	12,000	74,262	—	204,000	—	—	530,262
General Counsel and Secretary (4)	2014	25,846	15,000	—	—	—	—	—	40,846
Joseph Carl Mulac, III	2016	234,375	—	270,415	—	—	—	365,064	869,854
Former Executive Vice President (5)	2015	375,000	—	384,703	—	506,250	—	—	1,265,953
	2014	300,000	45,000	157,844	—	240,000	—	—	742,844

(1)	For 2014, this amount reflects the discretionary portion of the Target Bonus for Messrs. Cregg, Burnett and Mulac and represents the signing bonus for Mr. Shullaw. For 2015, this amount reflects the discretionary portion of the Target Bonus for Messrs. Cregg, Burnett and Shullaw. For 2016, this amount reflects the discretionary portion of the Target Bonus for Messrs. Burnett and Shullaw.
(2)	Represents the aggregate grant date fair value of restricted stock and option awards, calculated in accordance with ASC 718. The valuation assumptions used in calculating these values are discussed in Note 10 of AV Homes’ financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. These amounts do not represent actual amounts paid or to be realized. Amounts shown are not necessarily indicative of values to be achieved, which may be more or less than the amounts shown as awards are subject to time vesting and/or achievement of performance conditions.
(3)	This column represents the non-discretionary portion of the Target Bonus for Messrs. Cregg, Burnett and Mulac each year earned under the applicable annual cash incentive plan.
(4)	Mr. Shullaw was appointed Executive Vice President, General Counsel and Corporate Secretary on November 24, 2014.
(5)	Mr. Mulac’s employment was terminated on August 17, 2016. The All Other Compensation amount for 2016 represents amounts paid to Mr. Mulac from his date of termination through December 31, 2016. These amounts, as well as other amounts that are payable to Mr. Mulac in connection with his termination of employment, are described below under “Employment and Separation Agreements.”

Grants of Plan-Based Awards in 2016

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock (3)	All other option awards: Number of securities underlying options (#) (4)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (shares)	Target (shares)	Maximum (shares)
Roger A. Cregg			(1)	625,000	(1)					—	—
	2/3/16	2/3/16				27,829	—	55,658				187,568
	2/3/16	2/3/16							37,106			372,544

Michael S. Burnett			(1)	216,000	(1)					—	—
	2/3/16	2/3/16				8,929	—	17,858				60,182
	2/3/16	2/3/16							11,905			119,526
S. Gary Shullaw			(1)	117,000	(1)					—	—
	2/3/16	2/3/16				5,868	—	11,735				39,547
	2/3/16	2/3/16							7,824			78,553
Joseph Carl Mulac, III (5)			(1)	375,000	(1)					—	—
	2/3/16	2/3/16				13,436	—	26,872				90,559
	2/3/16	2/3/16							17,914			179,856

(1)	The actual amount of non-equity incentive compensation depends upon the level of performance targets that are achieved. Performance targets are based on the performance goals established by the Compensation Committee. If 100% of the performance targets are achieved, the Named Executive Officer will receive the target incentive compensation amount. If achievement of the performance goals for the year is less than 100% of the performance targets, the percentage of achievement will be multiplied by the target incentive compensation amount to determine the payout. The 2016 incentive awards for each Named Executive Officer included an Escalator Bonus tied to the corporate pre-tax income target as further described in the Compensation Discussion and Analysis under “2016 Cash Performance-Based Awards.” The amount of the annual cash incentive awards that were actually earned are reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. The total target incentive amount for Messrs. Burnett and Shullaw also included an opportunity to receive a discretionary bonus of up to 10% of each individual’s target incentive amount and is not reported above because it is discretionary, which is explained above under Compensation Discussion and Analysis under “2016 Cash Performance-Based Awards.” The amount of the discretionary bonus that was actually earned is reported under the Bonus column of the Summary Compensation Table above.
(2)	These columns represents performance-based restricted stock awards granted in 2016. The amounts in the “Threshold” column represent the minimum number of shares that would vest, if any, assuming that certain threshold performance levels are achieved. The amounts in the “Maximum” column represent the total number of shares granted and assumes that all performance goals are achieved and, therefore, all shares would vest. For further details on the performance criteria and vesting terms, see Compensation Discussion and Analysis under “Equity Awards.”
(3)	This column represents time-based restricted stock awards granted in 2016. For further details on the vesting terms, see Compensation Discussion and Analysis under “Equity Awards.”
(4)	No option awards were granted to Named Executive Officers in 2016.
(5)	Mr. Mulac’s employment was terminated on August 17, 2016. The details of amounts actually received by Mr. Mulac in connection with his termination are described below under “Employment and Separation Agreements.”

The restricted stock awards all permit the holder to vote the shares of restricted stock and entitle the holder to receive regular cash dividends, if any, paid on the shares. However, any extraordinary dividends would be retained and would vest only and to the extent that the underlying shares vest.

Under the 2016 MIP, the Compensation Committee also approved an escalator tied to the corporate pre-tax income target described above, providing an opportunity for each Named Executive Officer to earn an additional bonus amount equal to 5% of such Named Executive Officer’s then-current base salary for every $1,250,000 in excess of the pre-tax income target, applied on a straight line basis and capped at 40%, with no bonus paid for the pre-tax income metric if actual pre-tax income falls below 90% of the target.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table provides information on the equity awards to the Named Executive Officers, which were outstanding at December 31, 2016. The values reported below are based on the closing price of a share of our Common Stock on December 30, 2016, which was $15.80.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Roger A. Cregg	247,527	82,509	16.80	9/26/23	50,799	802,624	115,562	1,825,880
Michael S. Burnett	48,750	16,250	18.53	10/14/23	13,146	207,706	27,851	440,046
Joseph Carl Mulac, III (5)	—	—	—	—	—	—	—	—
S. Gary Shullaw	—	—	—	—	7,533	119,021	16,731	264,350

(1)	The stock options vest as to 25% of the underlying shares on each annual anniversary of the date of grant, which was September 26, 2013 for Mr. Cregg and October 14, 2013 for Mr. Burnett.
(2)	This column represents outstanding awards of time-based restricted stock granted as part of the 2014, 2015 and 2016 annual awards, which have not yet vested. The awards vest pro rata over a four year period, beginning with December 31st of the year in which the grant was made, subject to the Named Executive Officer’s continued employment through the relevant vest date and certain other conditions. We describe the 2016 restricted stock awards in more detail above in Compensation Discussion and Analysis under “Equity Awards.”
(3)	The amount in this column is calculated by multiplying the closing market price of our Common Stock on the last trading day of 2016 ($15.80 per share) by the number of unvested shares listed for the specified Named Executive Officer.
(4)	This column represents outstanding awards of performance-based restricted stock and reflects the maximum number of performance shares that would vest assuming that all performance goals are achieved. We describe our performance-based equity awards granted in 2016 above in Compensation Analysis and Discussion under “Equity Awards.” In the case of Mr. Cregg, 3,918 of the outstanding performance-based awards relate to performance shares granted in connection with the 2013 performance-based restricted stock award, which vested in their entirety on January 31, 2017 based on the achievement of performance criteria in 2016 as described above in Compensation Discussion and Analysis under “Equity Awards.”
(5)	In connection with Mr. Mulac’s termination effective as of August 17, 2016, his unvested shares were forfeited. Mr. Mulac’s unvested options were also forfeited, while his vested options remained available for exercise for 90 days following his termination date.

Option Exercises and Stock Vested in 2016

The following table provides information on option exercises and stock vested for the Named Executive Officers during the year ended December 31, 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Roger A. Cregg	26,638	399,442
Michael S. Burnett	5,531	87,390
Joseph Carl Mulac, III	4,000	40,160
S. Gary Shullaw	2,789	44,066

(1)	The amount in this column is calculated by multiplying the closing market price of our Common Stock on the relevant vest date by the number of shares vested.

Pension Benefits for 2016

AV Homes does not sponsor any defined benefit pension plan for its employees, including the Named Executive Officers.

Nonqualified Deferred Compensation for 2016

AV Homes does not maintain a nonqualified deferred compensation plan for its employees, including the Named Executive Officers. However, AV Homes permits the Named Executive Officers to defer the receipt of certain payments under the 2015 Incentive Compensation Plan. There were no deferrals of compensation by any of the Named Executive Officers during 2016, or in any prior year.

Employment and Separation Agreements

Employment Agreements

We employ each of our Named Executive Officers pursuant to written employment agreements entered into on the dates set forth below and subject to the terms described below (the “Employment Agreements”):

Executive Officer	Date of Agreement	2016 Base Salary ($)	2016 Annual Target Bonus (% of Base Salary)	2016 Annual Stock Bonus (% of Base Salary)
Roger A. Cregg	2/5/14	500,000	125%	200%
Michael S. Burnett	7/22/14	300,000	80%	80%
S. Gary Shullaw	2/5/15	260,000	50%	50%
Joseph Carl Mulac, III	7/22/14	375,000	100%	100%

The Employment Agreements have an initial term of thirty-six (36) months from the effective date, subject to an additional 36 month renewal term unless either party provides at least 180 days’ written notice to the other of its intention to terminate upon the expiration of the original term. In general, the Company may terminate each executive’s employment with or without Cause (as defined in the Employment Agreements), and each executive may terminate his employment for any reason or for Good Reason (as defined in the Employment Agreements), and shall use his best efforts to provide at least 30 days’ written notice of any such termination to the Company. The Company agreed to reimburse each executive for their legal expenses in connection with negotiation of the Employment Agreements up to $10,000.

Pursuant to the Employment Agreements, each executive will receive an annual base salary, which is subject to annual review by the Compensation Committee and may be increased or decreased pursuant to such review. Each executive is entitled to participate in all employee benefit plans and programs for executive officers.

Each executive is eligible to receive a bonus, which is expressed as a percentage of annual base salary in effect on the last day of such calendar year and determined by the Compensation Committee. The actual amount of any bonus will depend upon the level of performance targets that are achieved as determined in good faith by the Compensation Committee. With respect to the determination of the bonus: (i) if 100% of the target goals are achieved in a given year, the bonus shall be equal to the Annual Target Bonus set forth in the table above; and (ii) if the Company’s achievement of the performance goals for the applicable year is greater than or less than 100% of target goals, the bonus shall be calculated in accordance with the annual incentive plan then in effect for executive officers (provided, however, that the Compensation Committee may determine a maximum and minimum level of performance goals, above and below which no additional or lesser amount of the bonus will be paid).

On February 6, 2017, in connection with the restructuring of the Company’s long-term incentive program, the Employment Agreements were amended to provide the Compensation Committee with greater flexibility as to the form and terms of the annual equity awards. Pursuant to the Employment Agreements, as amended, each executive is eligible to receive an annual equity award with a targeted amount equal to or greater than the Annual Stock Bonus set forth in the table below, which is expressed as a percentage of base salary in effect at the time of grant.

Executive Officer	2017 Annual Stock Bonus (% of Base Salary)
Roger A. Cregg	225%
Michael S. Burnett	123%
S. Gary Shullaw	89%

Restricted stock grants made prior to June 3, 2015 are governed by the Amended and Restated AV Homes, Inc. 1997 Incentive and Capital Accumulation Plan (2011 Restatement). Restricted stock awards made after that date are governed by the AV Homes, Inc. 2015 Incentive Compensation Plan.

Pursuant to the Employment Agreements, each executive is required to hold a number of vested shares of Common Stock having a fair market value equal to or greater than three times the executive’s annual base salary (or, $2.5 million in the case of Mr. Cregg); provided, however, that such requirements shall not be in effect until the first time the executive holds Common Stock having such a fair market value. Prior to exceeding such threshold, the executive may not sell or otherwise dispose of any shares of Common Stock issued and vested pursuant to his Employment Agreement other than to cover any tax liability resulting from vesting of his equity awards.

In the event the Company terminates an executive’s employment for any reason other than Cause or if an executive resigns for Good Reason, then the executive is entitled to receive the following additional payments and benefits if the executive signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) a pro-rata bonus for the year of termination based on actual achievement of results during such partial year, (ii) continuation of his then-current annual base salary for 12 months (18 months for Mr. Cregg), payable in installments on the Company’s regular payroll dates, and (iii) reimbursement of his costs of medical insurance continuation pursuant to COBRA for 12 months (18 months for Mr. Cregg) following his termination.

In the event an executive’s employment terminates within 24 months following a Change of Control (as defined in the Employment Agreements) for any reason other than Cause or if an executive resigns for Good Reason, then the executive is entitled to receive the following payments and benefits if he signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) 12 months (18 months for Mr. Cregg) of his Annual Target Bonus, (ii) continuation of his then-current annual base salary for 12 months (18 months for Mr. Cregg), payable in installments on the Company’s regular payroll dates, (iii) full vesting of any unvested stock shares previously awarded to him, and (iv) reimbursement of his costs of medical insurance continuation pursuant to COBRA for 12 months (18 months for Mr. Cregg) following termination.

The Employment Agreements include a Section 280G “better of” provision, meaning if any of the payments or benefits provided to an executive under his Employment Agreement or otherwise would not be deductible by the Company as a result of Section 280G of the Internal Revenue Code, then the payments or benefits will be reduced by the amount required, as described in the Employment Agreement, to avoid the excise tax imposed under Section 4999 of the Code, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

The Employment Agreements also include standard provisions relating to confidentiality, non-disparagement and ownership of the Company’s intellectual property, as well as covenants of non-competition and non-solicitation of employees and customers during the executives’ employment and for a period of 12 months (18 months for Mr. Cregg) after their employment.

Separation Agreement with Mr. Mulac

The Company announced Mr. Mulac’s departure from the Company on August 18, 2016, which was effective on August 17, 2016. In connection with the termination of his employment, on August 15, 2016, the Compensation Committee approved a separation arrangement with Mr. Mulac, generally consistent with the severance terms of his Employment Agreement, and providing for the following:

•	Payment to Mr. Mulac of his then current annual base salary for a period of 12 months in accordance with the Company’s payroll practices;

•	Payment of a pro-rated bonus for 2016 of $224,438, which was based on an estimate of actual achievement through the date of termination and which was payable at the time payment was made for other bonus recipients; and

•	Reimbursement of medical insurance continuation costs under COBRA for the 12 month period following the termination date.

Under the terms of the separation agreement, Mr. Mulac agreed to release any claims he may have against the Company and his continued cooperation with the Company is a condition to his receipt of the remaining severance and COBRA payments. Pursuant to his Employment Agreement, Mr. Mulac is required to comply with certain covenants regarding, among other things, non-solicitation of the Company’s employees for a period of 12 months from his date of separation and maintaining the confidentiality of Company information.

Potential Payments Upon Termination or Change of Control

As described above, the Employment Agreements entitle our Named Executive Officers to certain payments and benefits upon the termination of their employment under certain conditions, including a termination of employment in connection with a change of control of AV Homes.

The section below quantifies certain compensation and benefits that would be payable to these individuals under the various arrangements if their employment had terminated on December 31, 2016, and/or a change of control of AV Homes had occurred on that date, given the individual’s compensation on that date and, if applicable, based on the closing market price of the Company’s Common Stock on the last trading day of 2016 ($15.80). For a general description of the agreements, see “Employment and Separation Agreements” above.

Termination Without Cause/With Good Reason

The following table shows amounts that would be payable in case of the executive’s termination by the Company without Cause, including death or termination due to disability, or his or her resignation for Good Reason, in each case as if such event had occurred on December 31, 2016.

Name	Severance ($)	Incentive Compensation ($) (1)	Accelerated Vesting of Equity ($)	Medical/Benefits Continuation ($) (2)	Total ($)
Roger A. Cregg	750,000	—	—	27,855	777,855
Michael S. Burnett	300,000	—	—	24,859	324,859
S. Gary Shullaw	260,000	—	—	24,734	284,734
Joseph Carl Mulac, III (3)	375,000	224,438	—	24,859	624,297

(1)	The Named Executive Officers are entitled to a pro-rated bonus for the year of termination based on actual results. However, because the table reflects amounts that would be accelerated or become payable in connection with a termination on December 31, 2016, which is the last day of the performance period of the bonus program, the Named Executive Officers would earn such amount anyway and, therefore, no amount would be accelerated or become payable as a result of such termination on that date.
(2)	These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then existing group health plans for one year (or in the case of Mr. Cregg, 18 months) as required by their respective employment agreements.
(3)	Mr. Mulac’s employment terminated August 17, 2016. The amounts in this table represent the amount actually paid to or to be paid to Mr. Mulac following his termination as described above under “Employment and Separation Agreements.”

Termination in Connection with a Change of Control

The following table shows amounts that would be payable under existing change of control arrangements as if the change of control and related termination had occurred on December 31, 2016.

Name (1)	Severance ($)	Incentive Compensation ($)	Accelerated Vesting of Equity ($) (2)	Medical/ Benefits Continuation ($) (3)	Total ($)
Roger A. Cregg	750,000	937,500	2,628,504	27,855	4,343,859
Michael S. Burnett	300,000	240,000	647,753	24,859	1,212,612
S. Gary Shullaw	260,000	130,000	383,371	24,734	803,793

(1)	Mr. Mulac’s employment was terminated on August 17, 2016 so he was not employed as of December 31, 2016.
(2)	Values in this column reflect time-based restricted stock awards and performance-based restricted stock awards held by each Named Executive Officer as of December 31, 2016 that had not vested as of such date and have been calculated using the closing price of our Common Stock on such date, which was $15.80.
(3)	These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then existing group health plans for one year (or in the case of Mr. Cregg, 18 months) as required by their respective employment agreements.

Termination for Cause

If the Named Executive Officers were terminated by the Company for Cause on December 31, 2016, AV Homes would not have been required to make cash payments to the Named Executive Officers, and all options and all unvested shares held by the Named Executive Officers would have been forfeited and terminated in full.

Voluntary Resignation

The Named Executive Officers are not entitled to any particular benefits in the event of a voluntary resignation by the Named Executive Officer.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 2)

The Audit Committee has appointed Deloitte and Touche LLP (“Deloitte”) as the independent registered public accounting firm for AV Homes for the fiscal year ending December 31, 2017.

Representatives of Deloitte are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Change of Independent Registered Public Accounting Firm

Previous independent registered public accounting firm

On May 9, 2016, the Audit Committee of the Board of Directors of AV Homes, Inc. dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm.

During the Company’s years ended December 31, 2015 and 2014 and in connection with EY’s review of quarterly reports through May 9, 2016, there were no disagreements between the Company and EY on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to EY’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s consolidated financial statements for the relevant year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

EY’s audit reports on the Company’s consolidated financial statements for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

New independent registered public accounting firm

Following a competitive process, the Audit Committee approved the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2016, which appointment became effective on May 12, 2016.

During the Company’s years ended December 31, 2015 and 2014 and the subsequent interim period through May 12, 2016, neither the Company, nor anyone on behalf of the Company, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Deloitte to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Board Recommendation

The Board of Directors recommends a vote FOR the approval of the ratification of Deloitte & Touche LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2017.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017.

Fees for Services Provided by the Independent Registered Public Accounting Firm

The following table sets forth the approximate amount of fees paid, or estimated to be paid, to our independent auditors for professional services during the fiscal years ended December 31, 2016 and 2015:

	Fiscal 2016 ($) (Deloitte)	Fiscal 2015 ($) (EY)
Audit fees (a)	811,900	1,243,142
Audit related fees (b)	0	9,000
Tax fees (c)	79,900	93,411
All other fees (d)	2,126	1,995

	893,926	1,347,548

(a)	Audit fees consisted principally of fees for audit and review services and approximately $16,900 in 2016 for services related to SEC comfort letters provided in connection with contemplated securities offerings and consents provided in connection with SEC filings.
(b)	Audit-related fees principally consist of fees paid for services that are reasonably related to the performance of the audit or review of AV Homes’ consolidated financial statements and are not reported under “Audit fees.” These services include special projects and attest services that are not required by statute or regulation.
(c)	Tax fees principally consist of tax compliance/preparation and other tax services, including the review of the consolidated tax return, notwithstanding when fees were billed or when the services were rendered.
(d)	Other fees relate to access our auditor’s online accounting research services.

The Audit Committee adopted a policy requiring the preapproval of audit and non-audit services provided by the principal independent accountants. The Audit Committee approved all audit and non-audit services provided by Deloitte and EY during the 2016 fiscal year and by EY during the 2015 fiscal year pursuant to this policy.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION (“SAY ON PAY”)

(Item 3)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders may cast an advisory and non-binding vote at the Annual Meeting with respect to the compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with SEC rules.

AV Homes proposes adoption of the following resolution:

RESOLVED, that the stockholders of AV Homes, Inc. hereby approve, on an advisory basis, the compensation of the Named Executive Officers of AV Homes, Inc., as disclosed in this proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.

As described in the Compensation Discussion and Analysis, the Compensation Committee believes that our compensation policies are designed to achieve our objectives, which are:

•	To attract and retain our executives through compensation practices that are competitive with those employers with whom we compete for talent.

•	To pay for performance through recognition of an executive’s contribution that led to attainment of corporate goals.

•	To motivate our executives to achieve results in a manner that builds long-term stockholder value.

Compensation of our Named Executive Officers is structured to align the interests of our Named Executive Officers with those of our stockholders and to reward them for increasing stockholder value and achieving our business objectives.

At our 2011 annual meeting, our stockholders voted to conduct Say on Pay votes once every three years. However, as set forth in Item 4 below, the Board recommends holding annual Say on Pay Votes. If approved, the next Say on Pay vote would be held at our 2018 annual meeting.

Vote Required and Effect of Vote

The resolution approving our executive compensation is advisory and non-binding. However, we will consider the stockholders to have approved the advisory resolution on executive compensation if the number of shares “FOR” the proposal exceed the number of shares voted “AGAINST” the proposal.

Because your vote on this proposal is advisory, it will not be binding on the Board of Directors, the Compensation Committee, or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors believes that adoption of the foregoing resolution is in the best interest of the Company and its stockholders, and recommends that stockholders vote FOR the approval of such resolution.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON SAY ON PAY

(Item 4)

The Dodd-Frank Act also provides that stockholders may cast an advisory vote on how frequently voting should be held on the compensation of our Named Executive Officers. Stockholders are provided a non-binding, advisory vote on their preference for a vote on compensation of Named Executive Officers once every year, every two years or every three years. The Dodd-Frank Act provides that stockholder preferences are to be solicited regarding the frequency of future advisory votes on executive compensation at least once every six years.

At our 2011 annual meeting, our stockholders voted to conduct Say on Pay votes once every three years. However, the Board of Directors now believes that in order to be given more frequent opportunities to consider stockholder feedback, the compensation of our Named Executive Officers should be considered every year.

Although the Board recommends that Say on Pay be voted on every year, you may specify one of four choices for the frequency of the vote: (i) 3 years, (ii) 2 years, (iii) 1 year, or (iv) abstain. This is an advisory vote and will not be binding. The Board may determine that it is in the best interests of the stockholders and the Company to hold an advisory vote more or less frequently than indicated by stockholders. However, the Board will consider the outcome of this advisory vote when considering how frequently to seek an advisory vote in future years.

Vote Required and Effect of Vote

The vote on frequency of Say on Pay is advisory and non-binding. However, we will consider the stockholders to have approved the Board’s recommendation below if more stockholders vote for 1 year than 2 years or 3 years.

Board Recommendation

The Board of Directors recommends that stockholders vote for “1 YEAR” for the frequency of holding future advisory votes on executive compensation.

APPROVAL OF THE AV HOMES, INC. 2015 INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED

(Item 5)

Introduction

The Company’s stockholders previously approved the AV Homes, Inc. 2015 Incentive Compensation Plan (the “2015 Plan”) on June 3, 2015. We are now asking our stockholders to approve certain amendments to, and the restatement of, the 2015 Plan, which was adopted by the Compensation Committee of the Board of Directors, subject to stockholder approval, on March 28, 2017. The proposed amendments would:

•	increase the aggregate number of shares of Common Stock that may be issued under the 2015 Plan by 1,000,000 shares;

•	require that any dividends and dividend equivalents payable or credited on unvested full value awards must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents (and retain existing prohibition on dividend equivalents on stock options and stock appreciation rights);

•	increase the maximum amount payable under cash incentive awards and cash-denominated full value awards that constitute performance based compensation to $2 million per participant in any calendar year; and

•	limit the amount of awards each non-employee director can receive in any calendar year to an annual grant date fair value of $500,000, including annual cash compensation.

As of April 3, 2017, there were 434,329 shares of our Common Stock remaining available for future grants under the 2015 Plan. Because of the importance of providing competitive levels of equity-based compensation to our employees, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the 2015 Plan may be insufficient to continue making awards beyond 2017.

In addition, stockholder approval of the 2015 Plan, as amended and restated, will constitute approval of the material terms thereof for purposes of Section 162(m) as discussed in more detail below.

Summary

The following summary describes the material features of the 2015 Plan as proposed to be amended and restated, a copy of which is attached to the Proxy Statement as Appendix A.

Factors Considered in Determining the Additional Number of Shares for the 2015 Incentive Plan Share Reserve

In determining the amount of additional shares to reserve for the 2015 Plan, our Compensation Committee considered a number of factors, including the following:

•	Importance of long-term equity incentives. Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term stockholder value creation, aligning executives’ interests with the interests of stockholders and serving as an effective retention device. As we continue our significant growth efforts, including acquisitions that have grown our management team, our ability to continue to provide a competitive level of long-term equity incentives is considered to be of utmost importance to our success.

•	Estimated duration of shares available for issuance under the 2015 Plan. Based on our current expectations, we expect that the shares available for future awards, including the incremental 1,000,000 shares if the amendment and restatement of the 2015 Plan is approved, would be sufficient for equity awards for approximately four years.

•	Current and projected dilution. As of April 3, 2017, the 818,075 shares of our Common Stock subject to outstanding awards under the prior Amended and Restated AV Homes, Inc. 1997 Incentive and Capital Accumulation Plan (2011 Restatement) (the “1997 Plan”) and the 2015 Plan, together with the 434,329 shares available for future awards under the 2015 Plan represented approximately 4.6% of the fully-diluted number of our common shares outstanding (assuming conversion of our outstanding 6.0% Notes exclusive of additional “make-whole” shares). The 1,000,000 shares proposed to be added by approval of the amended and restated 2015 Plan would increase the voting power dilution percentage to approximately 8.3%.

Expectations regarding future share usage under the 2015 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2015 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

In addition to the plan amendments described above regarding restrictions on dividends dividend equivalents and the non-employee director compensation limitations, the 2015 Plan previously included (and will continue to include) a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our stockholders, including the following key features:

•	No repricing of underwater options or stock appreciation rights without stockholder approval. The 2015 Plan prohibits, without stockholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•	No discounted option or SAR grants. The 2015 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our Common Stock on the date of grant (except in the limited case of “substitute awards” as described below).

•	Conservative share recycling provisions. We may not add back to the 2015 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any form of award, shares that we repurchase using option exercise proceeds and shares subject to an option or SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•	No liberal definition of “change in control.” No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control is imminent.

•	Minimum Vesting Period. The 2015 Plan requires all awards to have a minimum vesting period of at least one year, subject to limited exceptions.

•	No automatic vesting of awards upon a change in control. The 2015 Plan provides the Compensation Committee with the discretion to take actions with respect to outstanding awards that it deems appropriate in connection with a change in control.

Description of the 2015 Incentive Compensation Plan, as Amended and Restated

The major features of the 2015 Plan, as amended and restated, are summarized below. The summary is qualified in its entirety by reference to the full text of such amended and restated 2015 Plan, which is attached to the Proxy Statement as Appendix A.

Purpose of the 2015 Plan. The 2015 Plan is intended to advance the interests of our Company and its stockholders by enabling us to attract and retain the best available personnel for positions of responsibility, and to provide them with incentive awards intended to align their interests with those of our stockholders and thereby promote our long-term business success.

Eligible Participants. All employees, consultants, advisors and independent contractors of the Company or any subsidiary, as well as all non-employee directors of the Company, are eligible to receive awards under the 2015 Plan. As of April 3, 2017, there were approximately 364 employees, nine non-employee directors, and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2015 Plan.

Types of Awards. The 2015 Plan permits us to award stock option awards, SAR awards, restricted stock awards, stock unit awards, other stock-based awards and cash incentive awards to eligible recipients. Awards other than option, SAR and cash incentive awards are sometimes referred to as “full value awards.”

Administration. The 2015 Plan is administered by the Compensation Committee. To the extent consistent with applicable law, the Compensation Committee may delegate its duties, power and authority under the 2015 Plan to any of its members, to our executive officers or non-employee directors with respect to awards to participants who are not themselves our directors or executive officers or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Compensation Committee may also establish and modify rules to administer the 2015 Plan, interpret the 2015 Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, modify the terms of outstanding awards to the extent permitted under the 2015 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant whose rights would be materially impaired by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2015 Plan prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our stockholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price or canceling an underwater option or SAR award in exchange for cash, other property, a full value award or a cash incentive award.

Available Shares and Limitations on Awards. A maximum of 1,434,329 shares of our Common Stock would be available for issuance under the 2015 Plan, which includes the original 750,000 shares, plus the 24,556 shares that remained available for future grants under the 1997 Plan on the date our stockholders approved the original 2015 Plan, plus the additional 1,000,000 shares being requested in this proposal. See above for information on the number of shares actually remaining for issuance under the 2015 Plan. The number of shares of Common Stock subject to options and SARs that may be granted to any one participant during a calendar year may not exceed 150,000. The maximum number of shares that may be the subject of full value awards that are intended to qualify as performance-based compensation for purposes of Section 162(m), that are denominated in shares or share equivalents and that are granted to any participant during any calendar year may not exceed 150,000 shares. The maximum amount payable with respect to any cash incentive awards and full value awards that are denominated other than in shares or share equivalents and that are granted to any one participant during any calendar year shall not exceed $2,000,000. All of these share limitations are subject to adjustment for changes in our corporate structure or shares, as described below. The shares of Common Stock covered by the 2015 Plan are authorized but unissued shares. The aggregate grant date fair value of all awards granted during any calendar year to any non-employee director, together with any cash fees or retainers paid to the director during such calendar year, shall not exceed $500,000.

Any shares of Common Stock subject to an award under the 2015 Plan, or to an award under the 1997 Plan that was outstanding on the date our stockholders approved the 2015 Plan, that expires, is forfeited or terminated, or is settled or paid in cash will, to the extent of such expiration, forfeiture, termination or settlement, automatically become available for future awards under the 2015 Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards.

Awards granted or shares of our Common Stock issued under the 2015 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2015 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition, the unused shares under that pre-existing plan may be used for awards under the 2015 Plan and will not reduce the share reserve under the 2015 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.

Description of Award Types. The types of awards that may be granted under the 2015 Plan are described in more detail below.

Options. Employees of our Company or any subsidiary may be awarded “incentive stock options” within the meaning of Code Section 422, and any eligible recipient may be awarded options to purchase Common Stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of a share of our Common Stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2015 Plan as of any date means the closing sale price of a share of our Common Stock on NASDAQ on that date (or the immediately preceding trading day if no shares were traded on that date). As of April 3, 2017, the closing sale price of a share of our Common Stock on NASDAQ was $16.20.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of Common Stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our Common Stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our Common Stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of our Common Stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2015 Plan, as may be determined by the Compensation Committee.

Restricted Stock Awards. A restricted stock award is an award of our Common Stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until an award vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that specified performance goals are satisfied. Unless otherwise specified by the Compensation Committee, dividends and distributions paid on restricted shares will be subject to the same restrictions as the underlying shares. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. A stock unit represents the right to receive the fair market value of a share of our Common Stock. The Compensation Committee will determine whether a stock unit award will be payable in cash, shares, or a combination of both, and when the award will vest. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2015 Plan, as may be determined by the Compensation Committee. The Compensation Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, which dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying awards.

Other Stock-Based Awards. The Compensation Committee may grant awards of Common Stock and other awards that are valued by reference to and/or payable in shares of our Common Stock under the 2015 Plan. The Compensation Committee has discretion in determining the amount, terms and conditions of such awards.

Cash Incentive Awards. The Compensation Committee may grant cash-denominated performance-based awards under the 2015 Plan that may be settled in cash, other forms of awards or a combination thereof as determined by the Compensation Committee. The Compensation Committee has discretion in determining the amount, terms and conditions of such awards.

Minimum Vesting Period. The 2015 Plan provides that awards granted under the plan shall be subject to a minimum vesting period of at least one year, except in the case of a substitute award or an award granted solely in exchange for other earned compensation. The minimum vesting period does not apply to awards that accelerate upon a change in control or termination of service due to death or disability. Awards granted to non-employee directors that vest over a period from one annual meeting of stockholders to the next annual meeting of stockholders are deemed to satisfy the minimum one year vesting period. Awards involving an aggregate number of shares not in excess of 5 percent of the share reserve under the 2015 Plan are not subject to the minimum vesting requirement.

Transferability of Awards. In general, no right or interest in any award under the 2015 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service. If a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2015 Plan provides that unvested portions of his or her outstanding awards will be forfeited and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either 90 days or one year after termination, depending on the reason for the termination, unless the termination is for cause. In that case, the vested but unexercised portions of option and SAR awards will also be terminated immediately. The Compensation Committee may provide for different termination consequences in an individual award agreement.

Performance-Based Compensation Under Section 162(m). The Compensation Committee may grant full value awards and cash incentive awards under the 2015 Plan to employees who are or may be “covered employees,” as defined in Code Section 162(m), that are intended to be “performance-based compensation” within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes. Under current IRS interpretations, the “covered employees” of a company for any year are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the Company at the end of that year. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the compensation committee for the performance period are satisfied. Option and SAR awards granted under the 2015 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The pre-established performance goals set by the Compensation Committee must be based on one or more of the following performance measures specified in the 2015 Plan: (i) net sales, (ii) net income, (iii) pretax income before allocation of corporate overhead and bonus, (iv) earnings per share, (v) return on invested capital, (vi) return on stockholders’ equity, (vii) return on assets, (viii) attainment of strategic and operational initiatives, (ix) appreciation in and/or maintenance of the price of the Stock or any other publicly-traded securities of the Company, (x) market share, (xi) gross profits and/or profit margin, (xii) earnings before interest and taxes, (xiii) earnings before interest, taxes, depreciation and amortization, (xiv) net income before taxes, (xv) taxes, (xvi) economic value-added models or (xvii) reductions in costs.

The Compensation Committee may select one measure or multiple measures for assessing performance, and the measurement may be based upon Company-wide, subsidiary, business unit or individual performance, and may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures. The Compensation Committee will define in an objective fashion the manner of calculating the performance goals based on the performance measures it elects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Compensation Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Stockholder approval of the 2015 Plan, as amended and restated, will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2015 Plan, the performance measures to which awards intended to be “performance-based compensation” under Section 162(m) may be subject, the maximum amount payable under the 2015 Plan to any employee in connection with an award intended to be “performance-based compensation” under Section 162(m), and the qualification of option and SAR awards granted under the 2015 Plan as “performance-based compensation” for purposes of Section 162(m).

Change in Control. If a change in control of our Company occurs, the 2015 Plan provides the Compensation Committee with the discretion to take actions with respect to outstanding awards that it deems appropriate in light of the particular circumstances. Such actions may include providing for the continuation, assumption or replacement of outstanding awards by the surviving or successor entity, terminating outstanding awards in connection with the change in control, accelerating the vesting or settlement of outstanding awards in connection with the change in control or upon a termination of service following the change in control, or cancelling any outstanding award in connection with the change in control in exchange for a payment representing the intrinsic value of the award, or some combination of the foregoing. The Compensation Committee is not required to treat all awards or all participants similarly, and may provide for different change in control consequences in an individual award agreement.

The 2015 Plan generally defines a “change in control” as a merger or consolidation involving us, a sale of all or substantially all of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our board of directors.

Share Adjustment Provisions. If certain transactions with our stockholders occur that cause the per share value of our Common Stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations, the Compensation Committee will equitably adjust (i) the number and kind of shares subject to the 2015 Plan, (ii) outstanding awards as to the number of and kind of shares and exercise price per share, and (iii) award limitations prescribed by the 2015 Plan. In connection with other types of transactions that may also affect our Common Stock, such as reorganizations, mergers or consolidations, the Compensation Committee may make similar equitable adjustments in its discretion.

Deferral of Payouts. The Compensation Committee may permit or require the deferral by a participant of the receipt of shares or cash in settlement of any full value award or cash incentive award under the 2015 Plan, and will prescribe the terms, conditions and procedures for such deferrals. Shares to effect the settlement of any such deferral will be drawn from and charged against the 2015 Plan’s share reserve.

Effective Date and Term of the 2015 Plan. The 2015 Plan originally became effective on June 3, 2015. The amendment and restatement of the 2015 Plan will become effective on the date it is approved by our stockholders. Unless terminated earlier, the 2015 Plan will terminate on June 3, 2025. Awards outstanding under the 2015 Plan at the time it is terminated will continue in accordance with their terms. Our Board of Directors may suspend or terminate the 2015 Plan at any time.

Amendment of the Plan. Our Board of Directors may amend the 2015 Plan at any time, but no amendments will be effective without stockholder approval if such approval is required under applicable laws or regulations or under the rules of NASDAQ. No amendment, termination or suspension of the 2015 Plan may materially impair a participant’s rights under any outstanding award without the consent of the affected participant, unless such action is necessary to comply with applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2015 Plan, based on current statutes, regulations and interpretations.

Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the 2015 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2015 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Internal Revenue Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards. The current federal income tax consequences of other awards authorized under the 2015 Plan generally follow certain basic patterns. SAR awards are taxed and deductible in substantially the same manner as nonqualified stock options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards and cash incentive awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Internal Revenue Code. Internal Revenue Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2015 Plan is intended to meet the requirements of Section 162(m), but full value awards and cash incentive awards granted under the 2015 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established objective performance goals.

Section 409A of the Internal Revenue Code. The foregoing discussion of tax consequences of awards under the 2015 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the 2015 Plan

The amendment and restatement of the 2015 Plan will not become effective until it is approved by our stockholders, and the Committee has not yet approved any awards under, subject to, or conditioned upon stockholder approval of, the 2015 Plan, as amended and restated. In addition, because all awards under the 2015 Plan are discretionary with the Committee, neither the number nor type of future 2015 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

Information regarding awards made under the 2015 Plan during fiscal 2016 to our Named Executive Officers and non-employee directors is provided elsewhere in this Proxy Statement. Please see the “Director Compensation” section of this Proxy Statement for additional information regarding grants under the 2015 Plan to non-employee directors during the 2016 fiscal year. In addition, please refer to the “Grants of Plan-Based Awards in 2016” table of this Proxy Statement for a listing of awards granted to our Named Executive Officers during the 2016 fiscal year. During the 2016 fiscal year, awards with respect to 142,086 shares were granted to all current executive officers as a group under the 2015 Plan, and awards with respect to 133,886 shares were granted to other employees under the 2015 Plan.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated.

Board Recommendation

The Board of Directors recommends a vote FOR the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the options, warrants and rights and other equity compensation under AV Homes’ equity plans on December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	528,029	(1)	$17.05	(2)	654,591	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	528,029	(1)	$17.05	(2)	654,591	(3)

(1)	Represents 445,036 options and 82,993 stock units.
(2)	Applicable only to options. Not applicable to stock units.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the 2018 annual meeting of stockholders and wishes to have such proposal considered for inclusion in AV Homes’ proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of AV Homes by December 20, 2017. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

AV Homes’ By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by AV Homes not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the By-Laws. Accordingly, since our annual meeting for 2017 is scheduled for June 1, 2017, any stockholder proposal to be considered at the 2018 annual meeting must be properly submitted to us not later than March 3, 2018. If the chairman at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By- Laws, AV Homes may disregard such proposal or nomination.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2017 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then AV Homes’ proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to the Secretary of AV Homes, S. Gary Shullaw, 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners for fiscal 2016 were complied with on a timely basis.

ACCESS TO PROXY MATERIALS

Important notice regarding the Internet availability of proxy materials for the Annual Meeting. This Proxy Statement and the 2016 Annual Report to Stockholders are available on our website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

If you would like to receive a copy of our 2016 Annual Report, please contact our Corporate Secretary by mail at Corporate Secretary, AV Homes, Inc., 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253 or by telephone at (480) 214-7400, and we will send a copy to you without charge.

ADDITIONAL INFORMATION

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the accompanying material will be paid by AV Homes. In addition to the solicitation of proxies by mail, AV Homes will request brokers and securities dealers to obtain proxies from and send proxy material to their principals. Expenses incurred in this connection will be reimbursed by AV Homes. Proxies may be solicited personally, by telephone or telegraph, electronic mail or by other electronic means, by the directors and officers of AV Homes without additional compensation. The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Stockholders. Should any business other than that set forth in such Notice properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

/s/ S. Gary Shullaw
S. Gary Shullaw
Executive Vice President, General Counsel and Secretary

Dated: April 19, 2017

Appendix A

AV HOMES, INC.

2015 INCENTIVE COMPENSATION PLAN

(As amended and restated effective June 1, 2017)

1.         Purpose. The purpose of the AV Homes, Inc. 2015 Incentive Compensation Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.

2.         Definitions. In this Plan, the following definitions will apply.

(a)         “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)         “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to an Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c)         “Award” means the grant of a compensatory award under the Plan in the form of an Option Award, a Stock Appreciation Right Award, a Restricted Stock Award, a Stock Unit Award, a Cash Incentive Award or an Other Stock-Based Award.

(d)         “Board” means the Board of Directors of the Company.

(e)         “Cash Incentive Award” means an Award described in Section 11(a) of the Plan.

(f)         “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, a Participant’s (i) act of dishonesty in connection with the Participant’s responsibilities as a Service Provider; (ii) arrest for, commission of, or plea of nolo contendere to, a felony, a crime of moral turpitude, or any criminal offense the Board in good faith determines is damaging to the reputation or operation of the Company; (iii) insubordination or willful refusal to follow reasonable directives of the CEO, the Board or the Participant’s direct supervisor; (iv) breach or threatened breach of any fiduciary duty or duty of loyalty to the Company; (v) gross negligence or willful misconduct in the performance of the Participant’s duties as Service Provider; (vi) engagement in conduct that the CEO or the Board reasonably determines is injurious, whether directly or indirectly, to the Company or any of its Affiliates; or (vii) failure to perform the Participant’s assigned duties, and, where such failure is curable, such failure is not cured within thirty (30) days following receipt of written notice thereof from the Company the applicable Affiliate.

(g)         “Change in Control” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, any one of the following:

(1)        An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)        any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B)        any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or

(C)         any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)         Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)         The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the Persons who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(g) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(h)         “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(i)         “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the NASDAQ Stock Market or such other national securities exchange on which the Shares may then be listed, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m). Initially, the Committee shall be the Compensation Committee of the Board.

(j)         “Company” means AV Homes, Inc., a Delaware corporation, or any successor thereto.

(k)         “Continuing Director” means an individual (A) who is, as of the effective date of the Plan, a director of the Company, (B) who is elected as a director of the Company subsequent to the effective date of the Plan pursuant to a nomination or board representation right of preferred stockholders of the Company, or (C) who becomes a director of the Company after the effective date of the Plan and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding for purposes of this clause (C) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(l)         “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, statutory share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(m)         “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning Code Section 22(e)(3).

(n)         “Employee” means an employee of the Company or an Affiliate.

(o)        “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(p)        “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(q)        “Fair Market Value” as of a specified date means the fair market value of a Share on that date determined as follows:

(1)         If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then the Fair Market Value as of the specified date will be the closing sales price for a Share on the principal securities market on which it trades on the trading date on which a sale of Shares most recently occurred prior to the specified date for which the Fair Market Value is being determined, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)         If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(r)        “Full Value Award” means an Award other than an Option Award, a Stock Appreciation Right Award or a Cash Incentive Award.

(s)        “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t)        “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(u)        “Non-Employee Director” means a member of the Board who is not an Employee.

(v)        “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

(w)        “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(x)        “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y)        “Participant” means a person to whom a then-outstanding Award has been granted under the Plan.

(z)        “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Code Section 162(m)(3)) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(aa)         “Plan” means this AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and in effect from time to time.

(bb)         “Prior Plan” means the Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan (2011 Restatement).

(cc)         “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd)         “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ee)         “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ff)         “Share” means a share of Stock.

(gg)         “Stock” means the common stock, $1.00 par value, of the Company.

(hh)         “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii)         “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(jj)         “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(kk)         “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(ll)         “Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3.         Administration of the Plan.

(a)         Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)         Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)         determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)         cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);

(3)         adopting sub-plans applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan; and

(4)         granting Substitute Awards under the Plan.

(c)         Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(i). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company. Any such delegation by the Committee to a director (including a director who is also an officer) may be combined and coordinated with a delegation of authority to such director pursuant to Section 141(c) of the Delaware General Corporation Law. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(d)         Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(e)         Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the penultimate sentence of Section 3(d), shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.         Shares Available Under the Plan.

(a)         Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,750,000, plus any Shares remaining available for future grants under the Prior Plan on the original effective date of the Plan. After the effective date of the Plan, no additional awards may be granted under the Prior Plan. Shares issued under the Plan may come from authorized and unissued or treasury shares. In determining the number of Shares to be counted against the Plan’s share reserve in connection with any Award, the following rules shall apply:

(1)         Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it has been determined that only a lesser number of shares could be received.

(2)         Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3)         Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4)         Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)         Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that is forfeited, terminated or expires or is settled for cash shall, to the extent of such forfeiture, termination, expiration or cash settlement, become available for future Awards under this Plan and the Plan’s Share reserve shall be correspondingly replenished. The following Shares shall not, however, become available for future Awards or replenish the Plan’s Share reserve: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)         Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Plan’s Share reserve. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d)         No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, either pay cash in lieu of any fractional Share in settlement of an Award or eliminate any fractional Share.

(e)         Individual Option and SAR Limit. The aggregate number of Shares subject to Option and/or Stock Appreciation Right Awards granted during any calendar year to any one Participant shall not exceed 150,000 Shares, subject to adjustment as provided in Section 12(a).

(f)         Performance-Based Compensation Limit. With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 150,000 Shares (subject to adjustment as provided in Section 12(a)); and (ii) the maximum amount payable with respect to Full Value Awards and Cash Incentive Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $2,000,000.

(g)         Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with general accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director together with any cash fees or retainers paid to such Non-Employee Directors during such calendar year with respect to such individual’s Service as a Non-Employee Director shall not exceed $500,000.

5.         Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.         General Terms of Awards.

(a)         Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)         Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine, provided that the vesting period or performance period of all Awards shall be at least one year. Notwithstanding the foregoing, the minimum one-year vesting period will not apply: (i) to Awards made in payment of or exchange for other earned compensation; (ii) upon a Change in Control; (iii) to termination of Service due to death or Disability; (iv) to a Substitute Award that does not reduce the vesting period of the award being replaced; (v) to Awards to Non-Employee Directors where the Award vests over a period from one annual meeting of stockholders to the next annual meeting stockholders (which period shall be deemed to be a period of one year for purposes the minimum vesting requirement); and (vi) to Awards involving an aggregate number of Shares not in excess of 5% of the number of Shares available for Awards under Section 4(a).

(c)         Transferability. Except as provided in this Section 6(c), and except for an Award that involves only the immediate issuance of unrestricted Shares, (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR Award, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect and unenforceable against the Company or any Affiliate. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)         Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a form approved by the Committee and shall be effective upon its receipt by the Company.

(e)         Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1)         Upon termination of Service for Cause, or conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)         Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)         Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(4)         Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(f)         Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)         Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 16 of this Plan. Except as provided in Section 16 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a Change in Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

(h)         Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared and paid on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)         Deferrals of Full Value and Cash Incentive Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award or Cash Incentive Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and subject further to compliance with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or other document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7.         Stock Option Awards.

(a)         Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)         Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)         Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)         Incentive Stock Options.

(1)         An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Qualified Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be 1,750,000, subject to adjustment as provided in Section 12(a).

(2)         No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the exercise price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option Award will expire no later than five years after its Grant Date.

(3)         For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)         If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5)         The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8.         Stock Appreciation Rights.

(a)         Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)         Exercise of SAR Award. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.         Restricted Stock Awards.

(a)         Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)         Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the

Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Such vested Shares may, however, continue to be subject to certain restrictions as provided in Section 17. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.        Stock Unit Awards.

(a)         Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)         Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee. Amounts received in settlement may, however, continue to be subject to certain restrictions as provided in Section 17.

11.        Cash Incentive and Other Stock-Based Awards.

(a)         Cash Incentive Awards. A Cash Incentive Award shall be considered a performance-based Award for purposes of, and subject to, Section 6(g), the payment of which shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period. Cash Incentive Awards may be granted to any Participant in such amounts and upon such terms and at such times as shall be determined by the Committee. Following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash and other forms of Awards as determined by the Committee and specified in the applicable Agreement.

(b)         Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.         Changes in Capitalization, Change in Control.

(a)         Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Option and SAR Awards, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)        Change in Control. Unless otherwise provided in an applicable Agreement, in the event of a Change in Control, the Committee may take such actions with respect to outstanding Awards as it deems appropriate under the circumstances, which may include one or more of the following: (i) providing for the continuation, assumption or replacement of outstanding Awards by the surviving or successor entity (or an affiliate thereof) with appropriate adjustments as may be required or permitted by Section 12(a) and Section 6(g); (ii) providing that outstanding Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) providing that outstanding Awards will vest and become exercisable, realizable or payable, in whole or in part prior to or upon consummation of such Change in Control, or upon termination of a Participant’s Service under specified conditions within a specified period of time after the Change in Control; or (iv) providing for the cancellation of any outstanding Award at or immediately prior to a Change in Control in exchange for a payment (in cash or other property) in an amount equal to the difference, if any, between (A) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control for the number of Shares subject to the Award (or, if no such consideration would be received, the Fair Market Value of such number of Shares immediately prior to such Change in Control), and (B) the aggregate exercise price (if any) for the Shares subject to such Award (it being understood that if such amount would not be a positive number, then such Award may be canceled by the Company without payment). In taking any action permitted under this Section 12(b), the Committee will not be required to treat all Awards or all Participants similarly.

(1)        For purposes of this Section 12(b), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or an affiliate thereof) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Participant has received a comparable award that preserves the intrinsic value of the Award existing at the time of the Change in Control and contains terms and conditions that are substantially similar to those of the Award.

(2)         Payment of any amount under this Section 12(b) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Change in Control transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Change in Control transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(c)        Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13.        Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.        Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required tax withholdings (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction if such limitation is necessary to avoid an adverse accounting impact) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.        Effective Date, Duration, Amendment and Termination of the Plan.

(a)         Effective Date. The Plan originally became effective on June 3, 2015. The Board approved the amendment and restatement of the Plan on March 28, 2017, subject to approval by the Company’s stockholders at the annual meeting of the Company’s stockholders to be held on June 1, 2017.

(b)         Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or June 3, 2025, whichever occurs first (the “Termination Date”). Awards granted before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c)         Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)         Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or any compensation recovery policy as provided in Section 17(i).

(e)         No Option or Stock Appreciation Right Repricing. Except as provided in Section 12(a), no Option or SAR Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or SAR Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award or Cash Incentive Award at a time when the exercise price of the Option or SAR Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or SAR Award, unless such action is approved by the Company’s stockholders.

16.        Performance-Based Compensation.

(a)         Designation of Awards. If the Committee determines at the time a Full Value Award or Cash Incentive Award is granted to a Participant that such Participant is, or may likely be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 16 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b)         Compliance with Code Section 162(m). If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 16(c). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with an Award subject to this Section 16. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this section 16 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c)         Performance Measures. For purposes of any Full Value Award or Cash Incentive Award considered Performance-Based Compensation subject to this Section 16, the performance measures to be utilized shall be limited to one or a combination of two or more of the following: (i) net sales, (ii) net income, (iii) pretax income before allocation of corporate overhead and bonus, (iv) earnings per share, (v) return on invested capital, (vi) return on stockholders’ equity, (vii) return on assets, (viii) attainment of strategic and operational initiatives, (ix) appreciation in and/or maintenance of the price of the Stock or any other publicly-traded securities of the Company, (x) market share, (xi) gross profits and/or gross margin, (xii) earnings before interest and taxes, (xiii) earnings before interest, taxes, depreciation and amortization, (xiv) net income before taxes, (xv) taxes, (xvi) economic value-added models or (xvii) reductions in costs. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, division, business unit, operational unit or individual performance.

17.        Other Provisions.

(a)         Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the

Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)        Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)        Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction.

(d)        Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)        Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)        Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)        Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)         If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

(2)         If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A. By accepting an Award under this Plan, each Participant acknowledges that the Company has no duty or obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A.

(h)        Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)        Forfeiture and Compensation Recovery.

(1)         The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)         Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

AV HOMES TM IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:59 a.m., Eastern Daylight Time, on June 1, 2017. Vote by Internet • Go to www.envisionreports.com/AVHI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees in Item 1, FOR Items 2, 3, and 5, and “1 Year” for Item 4. 1. ELECTION OF TEN DIRECTORS: Nominees:    01 - Paul D. Barnett 05 - Paul Hackwell 09 - Aaron D. Ratner 02 - Matthew Coleman 06 - Joshua L. Nash 10 - Joel M. Simon 03 - Roger A. Cregg 07 - Jonathan M. Pertchik 04 - Roger W. Einiger 08 - Michael F. Profenius Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. To cumulate votes as to a particular nominee(s) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s) in the space provided below. For Against Abstain For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of AV Homes, Inc. for the year ending December 31, 2017. 3. Approval of an advisory resolution on the compensation of the named executive officers of the company (“Say on Pay”). 1 Year 2 Years 3 Years Abstain 4. Advisory vote on the frequency of future Say on Pay votes. 5. Approval of the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated. For Against Abstain 6. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all the nominees in Item 1, FOR Items 2,3, and 5, and “1 Year” for Item 4. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX

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Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 1, 2017.

The Proxy Statement and the 2016 Annual Report to Stockholders are available at: http://www.envisionreports.com/AVHI

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

AV HOMES TM

Proxy — AV HOMES, INC.

8601 North Scottsdale Rd. Suite 225 Scottsdale, Arizona 85253

This proxy is solicited by the Board of Directors of AV Homes, Inc. The undersigned hereby appoints Roger A. Cregg and S. Gary Shullaw as Proxies, each with the power to appoint his substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of AV Homes, Inc. held of record by the undersigned at the close of business on April 7, 2017 at the Annual Meeting of Stockholders to be held on June 1, 2017 at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016 at 8:00 a.m. local time, or any adjournment or adjournments thereof.

If any other business may properly come before the meeting, or if cumulative voting is required, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld.

For directions to the Annual Meeting site, contact AV Homes, Inc. at (480) 214-7400.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

AV HOMES TM

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

• Go to www.envisionreports.com/AVHI

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the AV Homes, Inc. Annual Meeting of Stockholders to be Held on June 1, 2017

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and the 2016 Annual Report to Stockholders are available at:

www.envisionreports.com/AVHI

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/AVHI to view the materials. Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 24, 2017 to facilitate timely delivery.

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Stockholder Meeting Notice

AV Homes, Inc.’s Annual Meeting of Stockholders will be held on June 1, 2017 at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016 at 8:00 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Director’s recommendations.

The Board of Directors recommends a vote FOR all the nominees in Item 1, FOR Items 2, 3, and 5, and “1 Year” for Item 4:

1. Election of Directors. Nominees: Paul D. Barnett Matthew Coleman Roger A. Cregg Roger W. Einiger Paul Hackwell Joshua L. Nash Jonathan M. Pertchik Michael F. Profenius Aaron D. Ratner Joel M. Simon

2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of AV Homes, Inc. for the year ending December 31, 2017.

3. Approval of an advisory resolution on the compensation of the named executive officers of the company (“Say on Pay”).

4. Advisory vote on the frequency of future Say on Pay votes.

5. Approval of the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated.

6. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the AV Homes, Inc. 2017 Annual Meeting

For directions to the AV Homes, Inc. 2017 Annual Meeting to be held at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016, please contact AV Homes, Inc. at (480) 214-7400.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet – Go to www.envisionreports.com/AVHI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email – Send email to investorvote@computershare.com with “Proxy Materials AV Homes, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 24, 2017.

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